UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
HYSTER-YALE MATERIALS HANDLING, INC.
(Name of Registrant as Specified in Its Charter)

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NOTICE OF ANNUAL MEETING
PROXY STATEMENT
BUSINESS TO BE TRANSACTED
1. Election of Directors
Director Nominee Information
Directors' Meetings and Committees
Procedures for Submission and Consideration of Director Candidates
Board Leadership Structure and Risk Management
Compensation Committee Interlocks and Insider Participation
Certain Business Relationships
Report of the Audit Review Committee
Director Compensation
Executive Compensation
Compensation Discussion and Analysis
Compensation Committee Report
Summary Compensation Table
Grants of Plan-Based Awards
Equity Compensation
Potential Payments upon Termination/Change in Control
Non-Qualified Deferred Compensation Benefits
Defined Benefit Pension Plans
Section 16(a) Beneficial Ownership Reporting Compliance
2. Confirmation of Appointment of the Independent Registered Public Accounting Firm for the Company for the Current Fiscal Year
BENEFICIAL OWNERSHIP OF CLASS A COMMON AND CLASS B COMMON
Class A Common Stock
Class B Common Stock
SUBMISSION OF STOCKHOLDERS PROPOSALS
COMMUNICATIONS WITH DIRECTORS
SOLICITATION OF PROXIES
OTHER MATTERS
FORM OF PROXY CARD

5875 LANDERBROOK DRIVE, SUITE 300
CLEVELAND, OHIO 44124-4069
NOTICE OF ANNUAL MEETING
The Annual Meeting of stockholders of Hyster-Yale Materials Handling, Inc., which we refer to as the Company, will be held on Wednesday, May 7, 2014 at 9:00 a.m., at 5875 Landerbrook Drive, Cleveland, Ohio, for the following purposes:

1.	To elect eleven directors for the ensuing year;

2.	To confirm the appointment of the independent registered public accounting firm of the Company for the current fiscal year; and

3.	To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 17, 2014 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. The 2014 Proxy Statement and related form of proxy are being mailed to stockholders commencing on or about March 21, 2014.

Charles A. Bittenbender
Secretary
March 21, 2014
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders To Be Held on May 7, 2014
The 2014 Proxy Statement and 2013 Annual Report are available, free of charge, at
http://www.hyster-yale.com by clicking on the “2014 Annual Meeting Materials” link and then clicking on either the “2014 Proxy Statement” link or the “2013 Annual Report” link, as appropriate.
If you wish to attend the meeting and vote in person, you may do so.

The Company's Annual Report for the year ended December 31, 2013 is being mailed to stockholders concurrently with the 2014 Proxy Statement. The 2013 Annual Report contains financial and other information about the Company, but is not incorporated into the 2014 Proxy Statement and is not deemed to be a part of the proxy soliciting material.
If you do not expect to be present at the Annual Meeting, please promptly fill out, sign, date and mail the enclosed form of proxy or, in the alternative, vote your shares electronically either over the internet (www.investorvote.com/HY) or by touch-tone telephone (1-800-652-8683). If you hold shares of both Class A Common Stock and Class B Common Stock, you only have to complete the single enclosed form of proxy or vote once via the internet or telephone. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States.

5875 LANDERBROOK DRIVE, SUITE 300
CLEVELAND, OHIO 44124-4069
PROXY STATEMENT — MARCH 21, 2014
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Hyster-Yale Materials Handling, Inc., a Delaware corporation, which we also refer to as the Company, Hyster-Yale, we, our or us, of proxies to be used at the annual meeting of stockholders of the Company to be held on May 7, 2014, which we refer to as the Annual Meeting. This Proxy Statement and the related form of proxy are being mailed to stockholders commencing on or about March 21, 2014.
If the enclosed form of proxy is executed, dated and returned or if you vote electronically, the shares represented by the proxy will be voted as directed on all matters properly coming before the Annual Meeting for a vote. Proxies that are properly signed without any indication of voting instructions will be voted as follows:

•	for the election of each director nominee;

•	for the confirmation of the appointment of the independent registered public accounting firm; and

•	as recommended by our Board of Directors with regard to any other matters or, if no recommendation is given, in the proxy holders' own discretion.
The proxies may be revoked at any time prior to their exercise by giving notice to us in writing or by executing and delivering a later dated proxy. Attendance at the Annual Meeting will not automatically revoke a proxy, but a stockholder attending the Annual Meeting may request a ballot and vote in person, thereby revoking a previously granted proxy.
Stockholders of record at the close of business on March 17, 2014 will be entitled to notice of, and to vote at, the Annual Meeting. On that date, we had 12,827,142 outstanding shares of Class A Common Stock, par value $0.01 per share, which we refer to as the Class A Common, entitled to vote at the Annual Meeting and 3,998,082 outstanding shares of Class B Common Stock, par value $0.01 per share, which we refer to as the Class B Common, entitled to vote at the Annual Meeting. Each share of Class A Common is entitled to one vote for a nominee for each of the eleven directorships to be filled and one vote on each other matter properly brought before the Annual Meeting. Each share of Class B Common is entitled to ten votes for each such nominee and ten votes on each other matter properly brought before the Annual Meeting. Class A Common and Class B Common will vote as a single class on all matters anticipated to be brought before the Annual Meeting.
At the Annual Meeting, in accordance with Delaware law and our Bylaws, the inspectors of election appointed by the Board of Directors for the Annual Meeting will determine the presence of a quorum and will tabulate the results of stockholder voting. As provided by Delaware law and our Bylaws, the holders of a majority of our stock, issued and outstanding, and entitled to vote at the Annual Meeting and present in person or by proxy at the Annual Meeting, will constitute a quorum for the Annual Meeting. The inspectors of election intend to treat properly executed proxies marked “abstain” as “present” for purposes of determining whether a quorum has been achieved at the Annual Meeting. The inspectors will also treat proxies held in “street name” by brokers that are voted on at least one, but not all, of the proposals to come before the Annual Meeting, which we refer to as broker non-votes, as “present” for purposes of determining whether a quorum has been achieved at the Annual Meeting.
In accordance with Delaware law, the eleven director nominees receiving the greatest number of votes will be elected directors.
In accordance with our Bylaws, the affirmative vote of the holders of a majority of the voting power of our stock that is present in person or represented by proxy and that is actually voted is required to approve all other proposals that are brought before the Annual Meeting. As a result, abstentions and broker non-votes in respect of any proposal will not be counted for purposes of determining whether a proposal has received the requisite approval by our stockholders.
In accordance with Delaware law and our Bylaws, we may, by a vote of the stockholders, in person or by proxy, adjourn the Annual Meeting to a later date or dates, without changing the record date. If we were to determine that an adjournment was desirable, the appointed proxies would use the discretionary authority granted pursuant to the proxy cards to vote in favor of such an adjournment.

BUSINESS TO BE TRANSACTED

1.	Election of Directors
Director Nominee Information
It is intended that shares represented by proxies in the enclosed form will be voted for the election of the nominees named in the following table to serve as directors for a term until the next annual meeting and until their successors are elected, unless contrary instructions are received. All of the nominees listed below presently serve as our directors and were elected at our 2013 annual meeting, except Messrs. Loughrey and Stropki, who were recommended to our Nominating and Corporate Governance Committee for election to the Board of Directors by a current director and elected to our Board of Directors effective October 1, 2013. If an unexpected occurrence should make it necessary, in the judgment of the proxy holders, to substitute some other person for any of the nominees, shares represented by proxies will be voted for such other person as the proxy holders may select.
The disclosure below provides information as of the date of this Proxy Statement about each director nominee. The information presented is based upon information each director has given us about his or her age, all positions held, principal occupation and business experience for the past five years, and the names of other publicly-held companies for which he/she currently serves as a director or has served as a director during the past five years. We have also presented information regarding each nominee's specific experience, qualifications, attributes and skills that led our Board of Directors to the conclusion that he/she should serve as a director. We believe that the nomination of each of our director nominees is in the best long-term interests of our stockholders, as each individual possesses the highest personal and professional ethics, integrity and values, and has the judgment, skill, independence and experience required to serve as a member of our Board of Directors. Each individual has also demonstrated a strong commitment to service to the Company.

Name	Age	Principal Occupation and Business Experience During Last Five Years and other Directorships in Public Companies	Director Since*
J.C. Butler, Jr.	53
Senior Vice President - Finance, Treasurer and Chief Administrative Officer of NACCO Industries, Inc. (our former parent company that is an operating holding company with subsidiaries in the mining, small appliance and specialty retail industries), referred to as NACCO. From prior to 2009 to September 2012, Vice President - Corporate Development and Treasurer of NACCO. From January 2010, Senior Vice President - Project Development and Administration of The North American Coal Corporation (referred to as NACoal). From August 2011 to September 2012, Treasurer of NACCO Materials Handling Group, Inc., our principal operating subsidiary, referred to as NMHG. From prior to 2009 to January 2010, Senior Vice President - Project Development of NA Coal.
With over 18 years of service as a member of management at NACCO while we were its wholly-owned subsidiary, Mr. Butler has extensive knowledge of the operations and strategies of our Company.
			2012
Carolyn Corvi	62
Vice President and General Manager - Airplane Programs of The Boeing Company (an aerospace company) from prior to 2009. Ms. Corvi retired in January 2009. Director of United Continental Holdings, Inc. and Allegheny Technologies, Inc. From June 2009 to July 2012, Director of Goodrich Corporation.

Ms. Corvi's experience in general management, including her service as vice president and general manager of a major publicly-traded corporation, enables her to make significant contributions to our Board of Directors. Through this past employment experience and her past and current service on the boards of publicly-traded corporations, she offers the Board a comprehensive perspective for developing corporate strategies and managing risks of a major publicly-traded corporation.
			2012

John P. Jumper	69
Chairman of the Board and Chief Executive Officer of Leidos Holdings, Inc. (an applied technology company) since 2013. Retired Chief of Staff, United States Air Force. From March 2012 to September 2013, Chairman and Chief Executive Officer of Science Applications International Corporation (a technology integrator providing full life cycle solutions). From prior to 2009, President, John P. Jumper & Associates (aerospace consulting). Also, Director of NACCO. From prior to 2009 to September 2013, Director of Science Applications International Corporation. From prior to 2009 until March 2012, Director of Wesco Aircraft Holding, Inc. From prior to 2009 to February 2012, Director of Jacobs Engineering, Inc. From prior to 2009 to 2012, Director of Goodrich Corporation. From prior to 2009 to 2010, Director of Somanectics Corp. From prior to 2009 to 2009, Director of Tech Team Global.
Through his extensive military career, including as the highest-ranking officer in the U.S. Air Force, General Jumper developed valuable and proven leadership and management skills that make him a significant contributor to our Board. In addition, General Jumper’s service on the boards of other publicly-traded corporations, as well as Chairman and Chief Executive Officer of two Fortune 500 companies, allow him to provide valuable insight to our Board on matters of corporate governance and executive compensation policies and practices.
		2012
Dennis W. LaBarre	71
Of Counsel at the law firm of Jones Day since 2014. From prior to 2009 to December 2013, Partner at Jones Day. Mr. LaBarre also serves as a Director of NACCO.

Mr. LaBarre is a lawyer with broad experience counseling boards and senior management of publicly-traded and private corporations regarding corporate governance, compliance and other domestic and international business and transactional issues. In addition, he has over 30 years of experience as a member of senior management of a major international law firm. These experiences enable him to provide our Board of Directors with an expansive view of legal and business issues, which is further enhanced by his extensive knowledge of us as a result of his many years of service on NACCO’s board and through his involvement with its committees.
		1982
F. Joseph Loughrey	64
Vice Chairman, Cummins, Inc., (an engine manufacturing company) from prior to 2009 to April 2009. Mr. Loughrey retired in April 2009. Chairperson of Hillenbrand, Inc. and Director of AB SKF and The Vanguard Group. Mr. Loughrey served as a Director of Sauer-Danfoss Inc. from prior to 2009 to 2010.

Mr. Loughrey's experiences as a president and chief operating officer of a major public company allow him to make significant contributions to our Board. His over 35 years of experience in manufacturing at a global company have provided him with vast management and financial experience as well as important perspectives of running a global business.
		2013
Alfred M. Rankin, Jr.	72
Chairman, President and Chief Executive Officer of the Company and Chairman of NMHG. Chairman, President and Chief Executive Officer of NACCO. Chairman of the Board of each of NACCO’s principal subsidiaries: NA Coal, Hamilton Beach Brands, Inc. and The Kitchen Collection, LLC. Also, Director of The Vanguard Group. From prior to 2009 to 2012, Director of the Board of Directors of the Federal Reserve Bank of Cleveland and from 2010 to 2012, Chairman of the Board of Directors of the Federal Reserve Bank of Cleveland. From prior to 2009 to 2012, Director of Goodrich Corporation.

In over 40 years of service to NACCO, our former parent company, as a Director and over 25 years in senior management of NACCO, Mr. Rankin has amassed extensive knowledge of all of our strategies and operations. In addition to his extensive knowledge of the Company, he also brings to our Board unique insight resulting from his service on the boards of other publicly-traded corporations and the Federal Reserve Bank of Cleveland. Additionally, through his dedicated service to many of Cleveland’s cultural institutions, he provides a valuable link between our Board, the Company and the community surrounding our corporate headquarters.
		1972
Claiborne R. Rankin	63
Manager of NCAF Management, LLC, the managing member of North Coast Angel Fund, LLC (a private firm specializing in venture capital and investments). Managing Member of Sycamore Partners, LLC, the manager of NCAF Management II, LLC and managing member of North Coast Angel Fund II, LLC (private firms specializing in venture capital and investments). Since 2014, Executive Chairman and Acting President of SironRX Theraputics, Inc. (a privately-held biotechnology company). From prior to 2009, Director of NMHG.

Mr. Rankin is the grandson of the founder of NACCO. As a member of the board of NMHG for more than 20 years, Mr. Rankin has extensive knowledge of the lift truck industry and the Company. This experience and knowledge, his venture capital experience and the perspective of a long-term stockholder enable him to contribute to our Board of Directors.

		1994

Michael E. Shannon	77
President of MEShannon & Associates, Inc. (a private firm specializing in corporate finance and investments). Retired Chairman, Chief Financial and Administrative Officer of Ecolab, Inc. (a specialty chemicals company). From prior to 2009 to April 2010, Director of CenterPoint Energy, Inc. Mr. Shannon formerly served as a Director of NACCO from prior to 2009 to September, 2012.

Mr. Shannon’s experience in finance and general management, including his service as chairman and chief financial and administrative officer of a major publicly-traded corporation, enables him to make significant contributions to our Board. Through his past and current service on the boards of publicly-traded corporations, he has a broad and deep understanding of the financial reporting system, the challenges involved in developing and maintaining effective internal controls and the isolation of areas of focus for evaluating risks to the Company.
			2002
John M. Stropki	63
Executive Chairman, Lincoln Electric Holding, Inc. (a welding products company) from December 2012 to December 2013. Mr. Stropki retired in December 2013. From prior to 2009 to December 2012, Chairman, President and Chief Executive Officer of Lincoln Electric Holding, Inc. Also, Director of the Sherwin Williams Company and Rexnord Corporation.

Mr. Stropki's experience as a president and chief executive officer of a publicly traded corporation allows him to make significant contributions to our Board of Directors. His 40 years of experience at Lincoln Electric have provided him vast management, manufacturing and leadership skills in an industrial company as well as important perspectives in operating a business in a global market.
			2013
Britton T. Taplin	57	Self-employed (personal investments). Mr. Taplin also serves as a Director of NACCO. Mr. Taplin is the grandson of the founder of NACCO and brings the perspective of a long-term stockholder to our Board of Directors.	1992
Eugene Wong	79
Professor Emeritus of the University of California at Berkeley. Dr. Wong formerly served as a Director of NACCO from prior to 2009 to September, 2012.

Dr. Wong has broad experience in engineering, particularly in the areas of electrical engineering and software design, which are of significant value to the oversight of our information technology infrastructure, product development and general engineering. He has served as technical consultant to a number of leading and developing nations, which enables him to provide an up-to-date international perspective to our Board of Directors. Dr. Wong has also co-founded and managed several corporations, and has served as a chief executive officer of one, enabling him to contribute the administrative and management perspective of a corporate chief executive officer.
			2005
*Includes serving as director of the predecessor to Hyster-Yale Materials Handling, Inc. Such predecessor was merged into the Company in connection with the spin-off of the Company from NACCO, its former parent company, on September 28, 2012.

Directors' Meetings and Committees
The Board of Directors has an Audit Review Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, a Finance Committee and an Executive Committee. The members of such committees are as follows:

Audit Review Committee	Compensation Committee
Carolyn Corvi	Carolyn Corvi
John P. Jumper	John P. Jumper (Chairperson)
F. Joseph Loughrey	Michael E. Shannon
Michael E. Shannon (Chairperson)	John M. Stropki
Eugene Wong	Eugene Wong

Finance Committee	Nominating and Corporate Governance Committee
J.C. Butler, Jr.	John P. Jumper
Carolyn Corvi (Chairperson)	Dennis W. LaBarre
Dennis W. LaBarre	F. Joseph Loughrey
Alfred M. Rankin, Jr.	Michael E. Shannon (Chairperson)
Claiborne R. Rankin	John M. Stropki
Britton T. Taplin
Executive Committee
John P. Jumper
Dennis W. LaBarre
Alfred M. Rankin, Jr. (Chairperson)
Michael E. Shannon
Audit Review Committee. The Audit Review Committee held eight meetings in 2013. The Audit Review Committee has the responsibilities set forth in its charter with respect to:

•	the quality and integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the adequacy of our internal controls;

•	our guidelines and policies to monitor and control our major financial risk exposures;

•	the qualifications, independence, selection and retention of the independent registered public accounting firm;

•	the performance of our internal audit function and independent registered public accounting firm;

•	assisting our Board of Directors and us in interpreting and applying our Corporate Compliance Program and other issues related to corporate and employee ethics; and

•	preparing the Annual Report of the Audit Review Committee to be included in our Proxy Statement.
Our Board of Directors has determined that Michael E. Shannon, the Chairman of the Audit Review Committee, qualifies as an audit committee financial expert as defined in Section 407(d) of Regulation S-K under the Securities Exchange Act of 1934, which we refer to as the Exchange Act. Our Board has also determined that Carolyn Corvi, John P. Jumper, F. Joseph Loughrey, Michael E. Shannon and Eugene Wong are independent, as such term is defined in Section 303A.02 of the listing standards of the New York Stock Exchange, which is referred to as the NYSE, and Rule 10A-3(b)(1) under the Exchange Act. Our Board believes that all members of our Audit Review Committee should have a high level of financial knowledge. Accordingly, our Board has reviewed the membership of our Audit Review Committee and determined that each of the individuals is financially literate as defined in Section 303A.07(a) of the NYSE’s listing standards and has accounting or related financial management expertise as defined in Section 303A.07(a) of the NYSE’s listing standards and, therefore, may qualify as an audit committee financial expert. No members who serve on our Audit Review Committee serve on more than three public company audit committees.

Compensation Committee. The Compensation Committee held five meetings in 2013. The Compensation Committee has the responsibilities set forth in its charter with respect to the administration of our policies, programs and procedures for compensating our employees, including our executive officers and directors. Among other things, the Compensation Committee's responsibilities include:

•	the review and approval of corporate goals and objectives relevant to compensation;

•	the evaluation of the performance of the Chief Executive Officer, whom we refer to as our CEO, other executive officers and senior managers in light of these goals and objectives;

•	the determination and approval of CEO, other executive officer and senior manager compensation levels;

•	the establishment of guidelines for administering the Company's compensation policies and programs for all employees;

•	the consideration of whether the risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on us;

•
the making of recommendations to our Board of Directors, where appropriate or required, and the taking of other actions with respect to all other compensation matters, including incentive compensation plans and equity-based plans;

•	the periodic review of the compensation of our Board of Directors;

•	the review and approval of the Compensation Discussion and Analysis and the preparation of the annual Compensation Committee Report to be included in our Proxy Statement; and

•	the discharge of other duties or responsibilities as delegated by the Board of Directors.
Consistent with applicable laws, rules and regulations, the Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to one or more subcommittees of the Compensation Committee or, in appropriate cases, to our senior managers. The Compensation Committee retains and receives assistance in the performance of its responsibilities from an internationally recognized compensation consulting firm, discussed below under the heading “Compensation Consultants.” Each member of the Compensation Committee is independent, as defined in the NYSE listing standards and Rule 10c-1(b)(1) under the Exchange Act.
Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, which we refer to as the NCG Committee, held two meetings in 2013. The NCG Committee has the responsibilities set forth in its charter. Among other things, the NCG Committee's responsibilities include:

•	the review and making of recommendations to our Board of Directors of the criteria for membership on our Board of Directors;

•	the review and making of recommendations to our Board of Directors of the optimum number and qualifications of directors believed to be desirable;

•	the establishment and monitoring of a system to receive suggestions for nominees to directorships of the Company; and

•	the identification and making of recommendations to our Board of Directors of specific candidates for membership on our Board of Directors.
The NCG Committee will consider director candidates recommended by our stockholders. See “Procedures for Submission and Consideration of Director Candidates” on page 8. In addition to the foregoing responsibilities, the NCG Committee is responsible for reviewing our Corporate Governance Guidelines and recommending changes to the Corporate Governance Guidelines, as appropriate; overseeing evaluations of the Board of Directors' effectiveness; and annually reporting to the Board of Directors the NCG Committee's assessment of our Board of Directors' performance. Each member of the NCG Committee is independent, as defined in the listing standards of the NYSE. The NCG Committee may consult with members of the Taplin and Rankin families, including Alfred M. Rankin, Jr., regarding the composition of our Board of Directors.

Finance Committee. The Finance Committee held five meetings in 2013. The Finance Committee reviews our financing and financial risk management strategies and those of our principal subsidiary and makes recommendations to our Board of Directors on matters concerning finance.
Executive Committee. The Executive Committee did not hold any meetings in 2013. The Executive Committee may exercise all of the powers of our Board of Directors over the management and control of our business during intervals between meetings of our Board of Directors.
Our Board of Directors held eight meetings in 2013. During their tenure in 2013, all of the directors attended at least 75 percent of the total meetings held by our Board of Directors and by the committees on which they served, with the exception of F. Joseph Loughrey who was elected to the Board of Directors effective October 1, 2013 and did not attend one Board of Directors meeting due to a commitment made prior to his election to the Board of Directors.
Our Board of Directors has determined that, based primarily on the ownership of Class A Common and Class B Common by the members of the Taplin and Rankin families and their voting history, we have the characteristics of, and may be, a “controlled company,” as defined in Section 303A of the NYSE listing standards. While our Board of Directors has determined that we could be characterized as a “controlled company, ” it has elected not to make use at the present time of any of the exceptions to the NYSE listing standards that are available to controlled companies. Accordingly, at least a majority of the members of our Board of Directors is independent, as defined in the listing standards of the NYSE. In making a determination as to the independence of our directors, our Board of Directors considered Section 303A of the listing standards of the NYSE and broadly considered the materiality of each director's relationship with us. Based upon the foregoing criteria, our Board of Directors has determined that the following directors are independent as defined in the listing standards of the NYSE: Carolyn Corvi, John P. Jumper, Dennis W. LaBarre, F. Joseph Loughrey, Michael E. Shannon, John M. Stropki, Britton T. Taplin and Eugene Wong.
In accordance with the rules of the NYSE, our non-management directors are scheduled to meet in executive session, without management, once a year. The Chairman of the Compensation Committee will preside at such meeting. Additional meetings of the non-management directors may be scheduled when the non-management directors believe such meetings are desirable. The determination of the director who should preside at such additional meetings will be made based upon the principal subject matter to be discussed at each such meeting. A meeting of the non-management directors is scheduled to be held on May 7, 2014.
We hold a regularly scheduled meeting of our Board of Directors in conjunction with our annual meeting of stockholders. Directors are expected to attend the annual meeting of stockholders absent an appropriate excuse. All of our directors who were directors on the date of our 2013 annual meeting of stockholders attended that meeting.
We have adopted a code of ethics, entitled “Code of Corporate Conduct,” applicable to all of our personnel, including the principal executive officer, principal financial officer, principal accounting officer and controller and other persons performing similar functions. Waivers of our code of ethics, if any, for our directors or executive officers may be disclosed on our website, by press release or by filing a Current Report on Form 8-K with the Securities and Exchange Commission, which we refer to as the SEC. We have also adopted Corporate Governance Guidelines, which provide a framework for the conduct of our Board of Directors' business. The Code of Corporate Conduct, the Corporate Governance Guidelines and the Independence Standards for Directors, as well as each of the charters of the Audit Review Committee, the Compensation Committee and the NCG Committee, are available free of charge on our website at http://www.hyster-yale.com, under the heading “Corporate Governance.” The information contained on or accessible through our website other than this Proxy Statement is not incorporated by reference into this Proxy Statement and you should not consider such information to be part of this Proxy Statement.
The Audit Review Committee reviews all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest in such transactions. Our legal department is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions in order to enable the Audit Review Committee to determine whether we have or a related person has a direct or indirect material interest in the transaction. In the course of the review of a potentially material related-person transaction, the Audit Review Committee considers:

•	the nature of the related person's interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the Audit Review Committee deems appropriate.
Based on this review, the Audit Review Committee will determine whether to approve or ratify any transaction that is directly or indirectly material to us or a related person.
Any member of the Audit Review Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote with respect to the approval or ratification of the transaction. However, such director may be counted in determining the presence of a quorum at a meeting of the Audit Review Committee that considers the transaction.
Procedures for Submission and Consideration of Director Candidates
Stockholder recommendations for nominees for election to our Board of Directors must be submitted to Hyster-Yale Materials Handling, Inc., 5875 Landerbrook Drive, Suite 300, Cleveland, Ohio 44124-4069, Attention: Secretary, and must be received at our offices on or before December 31 of each year in anticipation of the following year's annual meeting of stockholders. The NCG Committee will consider such recommendations if they are in writing and set forth the following information:

1.
the name and address of the stockholder recommending the candidate for consideration as such information appears on our records, the telephone number where such stockholder can be reached during normal business hours, the number of shares of Class A Common and Class B Common owned by such stockholder and the length of time such shares have been owned by the stockholder; if such person is not a stockholder of record or if such shares are owned by an entity, reasonable evidence of such person's beneficial ownership of such shares or such person's authority to act on behalf of such entity;

2.
complete information as to the identity and qualifications of the proposed nominee, including the full legal name, age, business and residence addresses and telephone numbers and other contact information, and the principal occupation and employment of the candidate recommended for consideration, including his or her occupation for at least the past five years, with a reasonably detailed description of the background, education, professional affiliations and business and other relevant experience (including directorships, employment and civic activities) and qualifications of the candidate;

3.	the reasons why, in the opinion of the recommending stockholder, the proposed nominee is qualified and suited to be one of our directors;

4.	the disclosure of any relationship the candidate being recommended has with us or any of our subsidiaries or affiliates, whether direct or indirect;

5.
a description of all relationships, arrangements and understandings between the proposing stockholder and the candidate and any other person(s) (naming such person(s)) pursuant to which the candidate is being proposed or would serve as a director, if elected; and

6.
a written acknowledgment by the candidate being recommended that he or she has consented to being considered as a candidate, has consented to our undertaking of an investigation into that individual's background, education, experience and other qualifications and, in the event that the NCG Committee desires to do so, has consented to be named in our Proxy Statement and to serve as one of our directors, if elected.

We do not require our directors to possess any specific qualifications or specific qualities or skills. In evaluating director nominees, the NCG Committee will consider such factors as it deems appropriate, and other factors identified by our Board of Directors. The NCG Committee will consider the entirety of each proposed director nominee's credentials. The NCG Committee will generally consider a diverse number of factors such as judgment, skill, ethics, integrity, values, independence, possible conflicts of interest, experience with businesses and other organizations of comparable size or character and the interplay of the candidate's experience and approach to addressing business issues with the experience and approach of incumbent members of our Board of Directors and other new director candidates. In general, the NCG Committee's goal in selecting directors for nomination to our Board of Directors is to seek a well-balanced membership that combines a diversity of experience and skill in order to enable us to pursue our strategic objectives.
The NCG Committee will consider all information provided to it that is relevant to a candidate's nomination as one of our directors. Following such consideration, the NCG Committee may seek additional information regarding, and may request an interview with, any candidate. Based upon all such information, the NCG Committee will meet to determine whether to recommend the candidate to our Board of Directors. The NCG Committee will consider candidates recommended by stockholders on the same basis as candidates from other sources.
The NCG Committee utilizes a variety of methods for identifying and evaluating nominees for directors. The NCG Committee regularly reviews the appropriate size of our Board of Directors and whether any vacancies on our Board of Directors are expected due to retirement or otherwise. In the event vacancies are anticipated, or otherwise arise, the NCG Committee may consider various potential candidates. Candidates may be recommended by current members of our Board of Directors, third-party search firms or stockholders. No search firm was retained by the NCG Committee during the past fiscal year. The NCG Committee generally does not consider recommendations for director nominees submitted by individuals who are not affiliated with us. To preserve its impartiality, the NCG Committee may not consider a recommendation that is not submitted in accordance with the procedures set forth above.
Board Leadership Structure and Risk Management
The Board of Directors believes that it is prudent and in the best interest of stockholders that the CEO and Chairman positions be combined and that such combination has no negative effect on the operation or direction of the Company. Alfred M. Rankin, Jr., the Company's CEO, is the most appropriate person to serve as our Chairman because he possesses in-depth knowledge of the issues, opportunities and challenges facing our business. Because of this knowledge and insight, the Board of Directors believes that Mr. Rankin is in the best position to effectively identify strategic opportunities and priorities and to lead the discussion for the execution of the Company's strategies and achievement of its objectives. As Chairman, our CEO is able to:

•	focus our Board of Directors on the most significant strategic goals and risks of our business;

•	utilize the individual qualifications, skills and experience of the other members of the Board of Directors to maximize their contributions to our Board of Directors;

•	ensure that each other member of our Board of Directors has sufficient knowledge and understanding of our business to enable them to make informed judgments;

•	provide a seamless flow of information to our Board of Directors;

•	facilitate the flow of information between our Board of Directors and our management; and

•	provide the perspective of a long-term stockholder.
We do not assign a lead independent director but the Chairman of our Compensation Committee presides at the regularly scheduled meetings of non-management directors.
The Board of Directors oversees our risk management. The full Board of Directors regularly reviews information provided by management in order for our Board of Directors to oversee the risk identification, risk management and risk mitigation strategies. Our Board committees assist the full Board of Directors' oversight of our material risks by focusing on risks related to the particular area of concentration of the relevant committee. For example, our Compensation Committee oversees risks related to our executive compensation plans and arrangements, our Audit Review Committee oversees the financial reporting and control risks, our Finance Committee oversees financing and other financial risk management strategies and our NCG Committee oversees risks associated with the independence of the Board of Directors and potential conflicts of interest. Each committee reports on these discussions of the applicable relevant risks to the full Board of Directors during the Board of Directors meetings. The full Board of Directors incorporates the insight provided by these reports into its overall risk management analysis.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves or has served on the compensation committee of any entity that has one or more of its executive officers serving as a member of our Compensation Committee.

Certain Business Relationships
J.C. Butler, Jr., one of our directors, is the son-in-law of Alfred M. Rankin, Jr. As indicated on the Director Compensation Table shown below, in 2013, Mr. Butler received $160,789 in total compensation from us as a director.
Clairborne R. Rankin, one of our directors, is the brother of Alfred M. Rankin, Jr. As indicated on the Director Compensation Table shown below, in 2013, Mr. Clairborne R. Rankin received $155,835 in total compensation from us as a director.
Report of the Audit Review Committee
The Audit Review Committee has reviewed and discussed with our management and Ernst & Young LLP, our independent registered public accounting firm, our audited financial statements contained in our Annual Report to Stockholders for the year ended December 31, 2013. The Audit Review Committee has also discussed with our independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 16, "Communications with Audit Committees," as adopted by the Public Company Accounting Oversight Board.
The Audit Review Committee has received and reviewed the written disclosures and the independence letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP's communications with the Audit Review Committee concerning independence, and has discussed with Ernst & Young LLP its independence.
Based on the review and discussions referred to above, the Audit Review Committee recommended to the Board of Directors (and the Board of Directors subsequently approved the recommendation) that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC.
MICHAEL E. SHANNON, CHAIRPERSON
CAROLYN CORVI
JOHN P. JUMPER
F. JOSEPH LOUGHREY
EUGENE WONG

Director Compensation
The following table sets forth all compensation of each director for services as our directors and as directors of our operating company NMHG, other than Alfred M. Rankin, Jr. In addition to being a director, Mr. Rankin serves as Chairman, President and CEO of the Company and Chairman of NMHG. Mr. Rankin does not receive any compensation for his services as a director. Mr. Rankin's compensation for services as one of our executive officers is shown in the Summary Compensation Table on page 28.
DIRECTOR COMPENSATION
For Fiscal Year Ended December 31, 2013

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
J.C. Butler, Jr.	$80,118	$76,320	$4,351	$160,789
Carolyn Corvi	$102,118	$76,320	$4,397	$182,835
John P. Jumper	$99,118	$76,320	$4,351	$179,789
Dennis W. LaBarre	$92,118	$76,320	$4,272	$172,710
F. Joseph Loughrey (4)	$19,569	$18,101	$4,372	$42,042
Claiborne R. Rankin	$74,118	$76,320	$5,397	$155,835
Michael E. Shannon	$107,118	$76,320	$5,273	$188,711
John M. Stropki (4)	$20,569	$18,101	$2,872	$41,542
Britton T. Taplin	$74,118	$76,320	$5,397	$155,835
Eugene Wong	$21,271	$149,299	$5,273	$175,843

(1)
The amounts in this column reflect the annual retainers and other fees earned by our directors for services rendered in 2013. They also include payment for certain fractional shares of Class A Common that were earned and cashed out under the Hyster-Yale Materials Handling, Inc. Non-Employee Directors' Equity Compensation Plan, which we refer to as the Non-Employee Directors Plan, described below.

(2)
Under the Non-Employee Directors Plan, the directors are required to receive a portion of their annual retainer in shares of Class A Common, which we refer to as the Mandatory Shares. They are also permitted to elect to receive all or part of the remainder of the retainer and all fees in the form of shares of Class A Common, which we refer to as the Voluntary Shares. Amounts in this column reflect the aggregate grant date fair value of the Mandatory Shares and Voluntary Shares that were granted to directors under the Non-Employee Directors Plan, determined pursuant to the Financial Accounting Standards Board Accounting Standards Codification Topic 718, which we refer to as FASB ASC Topic 718. See Note (2) of the consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 for more information regarding the accounting treatment of our equity awards.

(3)
The amount listed includes: (i) $31.50 for Messrs. Loughrey and Stropki and $126 for each other director in Company-paid life-insurance premiums for the benefit of the directors; (ii) other Company-paid premiums for accidental death and dismemberment insurance for the directors and their spouses; and (iii) personal excess liability insurance premiums for the directors and immediate family members (other than Messrs. Butler, Jumper and LaBarre). The amount listed also includes charitable contributions made in our name on behalf of the director and spouse under our matching charitable gift program in the amount of $2,500 for Mr. Stropki, $3,000 for Ms. Corvi and $4,000 for the remaining directors.

(4)	Messrs. Loughrey and Stropki were elected to our Board of Directors effective October 1, 2013.
Description of Material Factors Relating to the Director Compensation Table
Each non-employee director is entitled to receive the following annual compensation for service on our Board of Directors and on our subsidiary's boards of directors:

•	a retainer of $125,000 ($69,000 of which is required to be paid in the form of shares of Class A Common, as described below);

•	attendance fees of $1,000 per day for each meeting attended (including telephonic meetings) of our Board of Directors or a subsidiary board of directors;

•	attendance fees of $1,000 for all meetings attended (including telephonic meetings) of a committee of our Board of Directors on which the director served;

•	a retainer of $5,000 for each committee of our Board of Directors on which the director served (other than the Executive Committee);

•	an additional retainer of $5,000 for each committee of our Board of Directors on which the director served as chairman (other than the Audit Review Committee); and

•	an additional retainer of $10,000 for the chairman of the Audit Review Committee of our Board of Directors.
The retainers are paid quarterly in arrears and the meeting fees are paid following each meeting. Each director is also reimbursed for expenses incurred as a result of attendance at meetings. We also occasionally make a private aircraft available to directors for attendance at meetings of our Board of Directors and our subsidiary's boards of directors.
Under the Non-Employee Directors Plan, each director who was not an officer of the Company or one of our subsidiaries receives $69,000 of the $125,000 retainer in whole shares of Class A Common. Any fractional shares are paid in cash. The actual number of shares of Class A Common issued to a director is determined by the following formula:
the dollar value of the portion of the $69,000 retainer that was earned by the director each quarter divided by
the average closing price of shares of Class A Common on the NYSE for each week during such quarter.
These shares are fully vested on the date of grant, and the director is entitled to all rights of a stockholder, including the right to vote and receive dividends. However, the shares cannot be assigned, pledged or otherwise transferred by the director other than:

•	by will or the laws of descent and distribution;

•	pursuant to a qualifying domestic relations order; or

•	to a trust for the benefit of the director or his spouse, children or grandchildren.
These restrictions lapse on the earliest to occur of:

•	ten years after the last day of the calendar quarter for which such shares were earned;

•	the director's death or permanent disability;

•	five years from the date of the director's retirement;

•	the date that a director is both retired from our Board of Directors and has reached age 70; or

•	at such other time as determined by the Board of Directors in its sole discretion.
In addition, each director may elect under the Non-Employee Directors Plan to receive shares of Class A Common in lieu of cash for up to 100% of the balance of their retainers and meeting attendance fees. The number of shares issued is determined under the same formula stated above. However, these Voluntary Shares are not subject to the foregoing transfer restrictions.
Each director also receives (i) Company-paid life insurance in the amount of $50,000; (ii) Company-paid accidental death and dismemberment insurance for the director and spouse; (iii) personal excess liability insurance in the amount of $10 million for the director and immediate family members who reside with the director (other than Messrs. Butler, Jumper and LaBarre) and (iv) up to $4,000 per year in matching charitable contributions.
Director Compensation Program for 2014
The Compensation Committee periodically evaluates and recommends changes to our compensation program for directors. However, no changes have been made to the program for 2014.
Executive Compensation
Compensation Discussion and Analysis

The material elements of our 2013 compensation objectives and policies as they relate to the Named Executive Officers, listed in the Summary Compensation Table on page 28, referred to as the NEOs, are described below. This discussion and analysis should be read in conjunction with all accompanying tables, footnotes and text in the Proxy Statement.

Executive Compensation Governance
The Compensation Committee establishes and oversees the administration of the policies, programs and procedures for compensating our NEOs. The members of the Compensation Committee consist solely of independent directors. The Compensation Committee's responsibilities are listed on page 6.
Named Executive Officers for 2013
The NEOs for 2013 are all employed by the Company's U.S. operating subsidiary, NMHG, and are listed in the table below:

Name	Titles
Alfred M. Rankin, Jr.	Chairman, President and CEO – Hyster-Yale Chairman – NMHG
Kenneth C. Schilling	Vice President and Chief Financial Officer – Hyster-Yale Vice President and Chief Financial Officer – NMHG
Michael P. Brogan	Vice Chairman and CEO of NMHG – Hyster-Yale Vice Chairman and CEO – NMHG
Colin Wilson	President, Chief Operating Officer and President, Americas – NMHG
Rajiv K. Prasad	Vice President, Global Product Development & Manufacturing – NMHG

Compensation Consultants
The Compensation Committee receives assistance and advice from the Hay Group, an internationally-recognized compensation consulting firm. The Hay Group is engaged by and reports to the Compensation Committee. The Hay Group also provides advice and discusses compensation issues directly with management.
The Hay Group makes recommendations regarding substantially all aspects of compensation for our directors and senior management employees, including the NEOs. For 2013, the Hay Group was engaged to make recommendations regarding:

•	Hay point levels, salary midpoints and incentive targets for all new senior management positions and/or changes to current senior management positions;

•	2013 salary midpoints, short-term and long-term incentive compensation targets (calculated as a percentage of salary midpoint) and target total compensation for all senior management positions; and

•	2013 salary midpoints and/or range movement for all other employee positions.
All Hay point recommendations for new senior management positions and/or changes to current positions are determined by the Hay Group through the consistent application of the Hay point methodology, which is a proprietary method that takes into account the know-how, problem solving and accountability requirements of the position.
A representative of the Hay Group attended one of the Compensation Committee meetings in 2013 and, during that meeting, consulted with the Compensation Committee in executive session without management present.
The Hay Group did not provide any other services to us or the Compensation Committee in 2013. The Compensation Committee has considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) of the Exchange Act, that could give rise to a potential conflict of interest with respect to the Hay Group. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by the Hay Group.
Hay Group's All Industrial Survey - Salary Midpoint
As a starting point for setting target total compensation, the Compensation Committee directed the Hay Group to use their proprietary survey of a broad group of domestic industrial organizations ranging in size from under $150 million to over $5 billion in annual revenues, which we refer to as the All Industrial survey. For 2013, participants in the All Industrial survey included 284 parent organizations and 381 independent operating units who satisfied the Hay Group's quality assurance controls and represented almost all segments of industry, including manufacturing.
The Compensation Committee chose this particular survey as its benchmark for the following reasons:

•
It provides relevant information regarding the compensation paid to employees, including senior management employees, with similar skill sets used in our industry and represents the talent pool from which we recruit.

•	The use of a broad-based survey reduces volatility and lessens the impact of cyclical upswings or downturns in any one industry that could otherwise skew the survey results in any particular year.

•	It provides a competitive framework for recruiting employees from outside of our industry.
Using its proprietary Hay point methodology, the Hay Group compares positions of similar scope and complexity with the data contained in the All Industrial survey. The Hay Group then derives a median salary level for each Hay point level, including those positions occupied by the NEOs, which is targeted at the 50th percentile of the All Industrial survey. We refer to the 50th percentile median target as the salary midpoint. For 2013, the Compensation Committee used:

•
100% of the salary midpoints recommended by the Hay Group for (i) all employees in Europe, Middle-East and Africa, referred to as EMEA, and (ii) non-EMEA employees in Hay salary grades 25 and above, including the NEOs; and

•	97.5% or 95% of the salary midpoints for all employees in salary grades 24 and below, depending on location (except those in EMEA).

We set target compensation levels at (or slightly below) the salary midpoint recommended by the Hay Group because the Compensation Committee believes that the use of salary midpoints ensures that our compensation program provides sufficient compensation to attract and retain talented executives and maintain internal pay equity, without overcompensating our employees.
Because salary midpoints are based on each Hay point level, all of the employees at a particular Hay point level generally have the same salary midpoint. The salary midpoint provided by the Hay Group is then used to calculate the total target compensation of all senior management employees, including the NEOs.
Compensation Policies, Objectives and Methodology - Total Target Compensation
The guiding principle of our compensation program is the maintenance of a strong link between an employee's compensation, individual performance and the performance of the Company or the business unit for which the employee has responsibility. The primary objectives of our compensation program are to:

•	attract, retain and motivate talented management;

•	reward management with competitive total compensation for achievement of specific corporate and individual goals;

•	make management long-term stakeholders in the Company; and

•	ensure that management's interests are closely aligned with those of our Company's stockholders.
The Compensation Committee establishes comprehensively defined “target total compensation” for each senior management employee following rigorous evaluation standards to ensure internal equity. In this process, the Compensation Committee reviews “tally sheets” for the NEOs and other senior management employees that list each employee's title, Hay points and the following information for the current year, as well as that being proposed for the subsequent year:

•	Salary midpoint, as determined by the Hay Group from the All Industrial survey.

•	Cash in lieu of perquisites (if applicable).

•
Short-term incentive target dollar amount (determined by multiplying salary midpoint by a specified percentage of that midpoint, as determined by the Compensation Committee, with advice from the Hay Group, for each salary grade).

•	Long-term incentive target dollar amount (determined in the same manner as the short-term incentive target).

•	Target total compensation which is the sum of the foregoing amounts.

•	Base salary.
In November 2012, the Compensation Committee reviewed the tally sheets for each of our NEOs to decide whether it should make changes to the 2013 compensation program. The Compensation Committee determined that the overall program continued to be consistent with our compensation objectives and did not make any material changes for 2013 other than transferring Messrs. Brogan, Wilson and Prasad and certain other senior executives in the U.S. from the NACCO Materials Handling Group, Inc. Long-Term Incentive Compensation Plan, which we refer to as the Cash Long-Term Plan, to the Hyster-Yale Materials Handling, Inc. Long-Term Equity Incentive Plan, which we refer to as the Equity Long-Term Plan.
The design of our compensation program provides employees with the opportunity to earn superior compensation for outstanding results. Base salaries are set at levels appropriate to allow our incentive plans to serve as significant motivating factors. Because our program provides significantly reduced compensation for results that do not meet or exceed the established performance targets for the year, it encourages NEOs to earn incentive pay greater than 100% of target over time by delivering outstanding managerial performance.
The Compensation Committee views the various components of compensation as related but distinct. While the Compensation Committee uses the information provided from the All Industrial survey to determine the salary midpoint, it sets the level of actual base salary generally between 80% and 120% of salary midpoint. The Compensation Committee also obtains the total target incentive compensation amounts from the All Industrial survey but determines the mix of short-term and long-term incentives in its discretion, based on its decision regarding how best to motivate our employees.

The following table sets forth target total compensation for the NEOs, as recommended by the Hay Group and approved by the Compensation Committee for 2013:

Named Executive Officer	(A) Salary Midpoint ($)(%)		(B) Cash in Lieu of Perquisites ($)(%)(1)		(C) Short-Term Plan Target ($)(%)		(D) Long-Term Plan Target ($)(%)(2)		(A)+(B)+(C)+(D) Target Total Compensation ($)
Alfred M. Rankin, Jr. (3)	$620,340	17.5%	$30,000	1%	$620,340	17.5%	$2,282,851	64%	$3,553,531
Kenneth C. Schilling	$359,000	43%	$20,000	2%	$161,550	20%	$288,995	35%	$829,545
Michael P. Brogan	$686,400	29%	$40,000	2%	$480,480	20%	$1,184,040	49%	$2,390,920
Colin Wilson (4)	$546,500	37%	$35,000	2%	$284,460	19%	$624,519	42%	$1,490,479
Rajiv K. Prasad	$381,300	43%	$20,000	2%	$171,585	20%	$306,947	35%	$879,832

(1)
In addition to providing car allowances to senior employees outside the U.S. and other perquisites to a limited number of employees in unique circumstances, U.S. senior management employees are paid a fixed dollar amount of cash in lieu of perquisites. The applicable dollar amounts have been in effect since 2011 and were based on an analysis of the Hay Group's proprietary Benefits Report, which contains employee benefits data from a survey conducted by the Hay Group. For the 2010 Benefits Report, 852 organizations or operating units from substantially all areas of industry submitted information. The Compensation Committee used this information to set a defined perquisite allowance for each senior management employee, based on Hay point levels. These amounts are paid in cash ratably throughout the year. This approach satisfies our objective of providing competitive total compensation to our NEOs while recognizing that perquisites are largely just another form of compensation.

(2)
The amounts shown include a 15% increase from the Hay-recommended long-term plan target awards that the Compensation Committee applies each year to account for the immediately taxable nature of the Equity Long-Term Plan awards. See “ Long-Term Incentive Compensation" beginning on page 21.

(3)
In addition to serving as Chairman, President and CEO of the Company, Mr. Rankin also served in 2013 as the Chairman, President and CEO of NACCO, our former parent company. Accordingly, consistent with the approach taken by the the Compensation Committee in setting Mr. Rankin's compensation for the remainder of the 2012 calendar year following the spin-off from NACCO, which we refer to as the Spin-Off, the Compensation Committee adopted a compensation model for Mr. Rankin for 2013 based on the Hay-recommended aggregate compensation amounts for a hypothetical CEO of a "composite NACCO/Hyster-Yale" company. Based on Mr. Rankin's anticipated 2013 services being allocated 60% to Hyster-Yale and 40% to NACCO, our Compensation Committee then reduced the salary midpoint, perquisite allowance and short-term and long-term incentive targets to 60% of the levels recommended by the Hay Group to set Mr. Rankin's compensation for 2013.

(4)
Mr. Wilson was promoted effective November 13, 2013 and his salary midpoint and perquisite allowance were increased on that date as a result of the promotion. The salary midpoint and cash in lieu of perquisite amount shown above reflect the annualized post-promotion amounts. The amount he actually received for 2013 is shown on the Summary Compensation Table on page 28.

Target total compensation is supplemented by health and welfare benefits and retirement benefits, which consist of (i) the tax-favored plans and (ii) the U.S. nonqualified deferred compensation arrangements described below, which we refer to as the Excess Plans. In addition, the Compensation Committee may award discretionary cash and equity bonuses to employees, including the NEOs.
Base Salary
The Compensation Committee fixes an annual base salary intended to be competitive in the marketplace to recruit and retain talented employees. Base salary is intended to provide employees with a set amount of money during the year with the expectation that they will perform their responsibilities to the best of their ability and in our best interests.
For 2013, the Compensation Committee determined the base salary for the NEOs by taking into account their individual performance for 2012 and the relationship of their 2012 base salary to the new 2013 salary midpoint for their Hay point level. The Compensation Committee also took into account other relevant information, including:

•	general inflation, salary trends and economic forecasts provided by the Hay Group;

•	general budget considerations and business forecasts provided by management; and

•	any extraordinary personal accomplishments or corporate events that occurred during 2012, such as the Spin-Off.
The potential for larger salary increases exists for employees with lower base salaries relative to their salary midpoint and/or superior performance. The potential for smaller increases or even no increase exists for those employees with higher base salaries relative to their salary midpoint and/or who have performed less effectively during the performance period.
The following table sets forth the salary midpoint, salary range and base salary determined for each NEO for 2013, as well as the percentage of increase from the 2012 base salary:

Named Executive Officer	Salary Midpoint Determined by the Hay Group ($)	Salary Range (As % of Salary Midpoint) Determined by the Compensation Committee (%)	Base Salary For 2013 and as a Percentage of Salary Midpoint ($)(%)		Change Compared to 2012 Base Salary (%)
Alfred M. Rankin, Jr. (1)	$620,340	80% - 130%	$746,400	120%	3.5%
Kenneth C. Schilling (2)	$359,000	80% - 120%	$326,786	91%	9.4%
Michael P. Brogan	$686,400	80% - 120%	$606,252	88%	7.0%
Colin Wilson (3)	$546,500	80% - 120%	$498,969	91%	6.4%
Rajiv K. Prasad	$381,300	80% - 120%	$354,916	93%	5.0%

(1)
Mr. Rankin's salary midpoint is equal to 60% of the Hay-recommended amount for a hypothetical CEO of a "composite NACCO/Hyster-Yale" company in 2013. To determine his base salary for 2013, the Compensation Committee increased his 2012 base salary of $1,202,000 that was in effect prior to the Spin-Off by 3.5% ($1,244,070) and multiplied it by 60%. The 2012 base salary shown for Mr. Rankin in the Summary Compensation Table ($1,081,809) included amounts paid by NACCO prior to the Spin-Off and provides no meaningful basis for comparison to his 2013 base salary or base salary disclosed in future Proxy Statements.

(2)
Mr. Schilling's base salary was increased in October 2012 as a result of his promotion that was effective as of the Spin-Off. Mr. Schilling's actual increase from his annualized post-Spin-Off base salary was only 5.5%. The 9.4% shown above is calculated based on the comparison of his 2013 base salary to the blended salary he actually received in 2012.

(3)
Mr. Wilson was promoted effective November 13, 2013 and his salary midpoint and base salary were increased as a result of the promotion. The salary midpoint shown above is the annualized post-promotion amount. The base salary shown above and on the Summary Compensation Table is the blended amount actually received by Mr. Wilson in 2013.

Incentive Compensation
One of the principles of our compensation program is that senior management employees, including the NEOs, are compensated based on the performance of the business unit for which they are responsible. For 2013, the incentive compensation of each of the NEOs was based on the performance of the Company as a whole. In 2013, all of the NEOs participated in (i) the NACCO Materials Handling Group, Inc. Annual Incentive Compensation Plan, referred to as the Short-Term Plan, and (ii) the Equity Long-Term Plan.
Overview. Our incentive compensation plans are designed to align the compensation interests of the senior management employees with our short-term and long-term interests. A significant portion of the NEOs' compensation is linked directly to the attainment of specific corporate financial and operating targets. The Compensation Committee believes that a material percentage of the NEOs' compensation should be contingent on the performance of the Company and/or the business unit for which they are responsible. As illustrated on the target total compensation table on page 15, over 80% of Mr. Rankin's 2013 target compensation was variable or "at risk" and tied to Company performance and, as a group, 70% of the NEOs' target compensation was tied to Company performance. For 2013, each of the NEO's incentive compensation targets and payouts exceeded the sum of his fixed payments (base salary plus perquisite allowance).

The performance criteria and target performance levels for the incentive plans are established annually by the Compensation Committee and are based upon management's recommendations as to our performance objectives for the year. Two types of performance targets are used in the incentive compensation plans:

•
Targets Based on Annual Operating Plan. Certain performance targets are based on forecasts contained in the 2013 annual operating plan. With respect to these targets, there is an expectation that these performance targets will be met during the year. If they are not, the participants will not receive all or a portion of the award that is based on these performance criteria.

•
Targets Based on Long-Term Goals. Other performance targets are not based on the 2013 annual operating plan. Rather, they are based on long-term goals established by the Compensation Committee. Because these targets are not based on the annual operating plan, it is possible in any given year that the level of expected performance may be above or below the specified performance target for that year. Certain return on total capital employed, which we refer to as ROTCE, targets are examples of targets that are based on long-term goals (see below).

Each NEO is eligible to receive a short-term incentive award and a long-term incentive award based on a target incentive amount that is equal to a percentage of salary midpoint. However, the final payout may be higher or lower than the targeted amount.
Design of Incentive Program: Use of ROTCE and Underlying Performance Metrics. Internal Revenue Code Section 162(m), which we refer to as Code Section 162(m), provides that we may not deduct compensation of more than $1 million that is paid to the NEOs (other than Mr. Schilling) unless that compensation is “qualified performance-based compensation.” The performance-based exception to Code Section 162(m) requires that deductible compensation be paid under a plan that has been approved by our stockholders. Stockholder approval was previously obtained for the following incentive compensation plans that provide benefits to the NEOs, which we collectively refer to as the Incentive Plans:

•	The Short-Term Plan;

•	The Equity Long-Term Plan; and

•	The Cash Long-Term Plan.
None of the NEOs participated in the Cash Long-Term Plan during 2013. However, Messrs. Brogan, Wilson and Prasad were participants in the Cash Long-Term Plan in prior years and have outstanding awards under the Cash Long-Term Plan.
For 2013, the Compensation Committee adopted minimum and maximum ROTCE performance targets under each of the Incentive Plans that were designed to meet the requirements of qualified performance-based compensation under Code Section 162(m). For each Incentive Plan, we establish a payment pool based on actual results against the ROTCE performance targets. The minimum ROTCE target must be met in order for any payment to be permitted, and any payment pool to be created, under a particular Incentive Plan. The maximum ROTCE target is used to establish a maximum limit, and a maximum payment pool, for awards that can be paid to each covered employee under Code Section 162(m) under a particular Incentive Plan for the 2013 performance period.
The Compensation Committee then considered actual results against underlying financial and operating performance measures and exercised “negative discretion,” as permitted under Code Section 162(m), to determine the final incentive compensation payments for each participant. These underlying financial and operating performance measures are listed in the incentive compensation tables beginning on page 20 and reflect the achievement of specified business goals for 2013 or for future years.
See “Deductibility of Executive Compensation” on page 26 for additional information about our philosophy on structuring our incentive compensation plans for tax purposes.
ROTCE Methodology and Explanation. For 2013, a portion of our incentive compensation depended on the extent to which our ROTCE performance met long-term financial objectives. The Compensation Committee believes that use of long-term ROTCE performance measures align the executives' interests with those of our stockholders.
Certain 2013 ROTCE targets used for incentive compensation purposes reflect long-term corporate objectives. They are not based on ROTCE operating targets established by management and contained in our five-year long-range business plan or long-term financial objectives (although there is a connection between them). The ROTCE performance targets that were established to determine the final payments under the Incentive Plans in 2013 represent the financial performance that the Compensation Committee believes should be delivered over the long-term, not the performance expected in the current year or the near-term.
The Compensation Committee considers the following factors together with its general knowledge of our industry and business, including the historical results of operations and financial positions, to determine the ROTCE performance targets:

•	forecasts of future operating results and the business models for the next several years (including the annual operating plan for the current fiscal year and five-year long-range business plans);

•	anticipated changes in our industry and business that affect ROTCE (e.g., the amount of capital required to generate a projected level of sales); and

•	the potential impact a change in the ROTCE performance target would have on the ability to incentivize employees.
The Compensation Committee reviews these factors annually and, unless it concludes that changes in these factors warrant an increase or decrease in the ROTCE performance targets, the ROTCE performance targets generally remain the same from year to year. The ROTCE performance targets have been adjusted in the past from time to time. When made, these periodic adjustments generally have reflected:

•	management's expected ability to take advantage of anticipated changes in industry dynamics over the longer term;

•	the anticipated impact of programs (such as layoffs and restructurings) on future profitability;

•	the anticipated impact of economic conditions on our business;

•	major accounting changes; and

•	the anticipated impact over time of changes in our business model on our business.
The 2013 ROTCE targets that were used in the Incentive Plans to establish the minimum and maximum incentive payment pools for purposes of Code Section 162(m), as well as the underlying negative discretion ROTCE targets used to determine final payouts for participants under the Incentive Plans, remained essentially unchanged from the targets that were used in 2012, except that:

•
the Hyster-Yale ROTCE target under the Equity Long-Term Plan in 2012 was based solely on our performance after the Spin-Off and was increased in 2013 to reflect the results for a full calendar year; and

•	unlike in 2012, none of the ROTCE targets for 2013 for any employee were based on the performance of NACCO.
After year-end financial results are computed, actual ROTCE performance is compared against the ROTCE performance targets and is used to determine both (i) the maximum payment pool under the Incentive Plans for the year and (ii) the final payouts under the Incentive Plans for the year based on the pre-established formulas. As a result, ROTCE serves as both a metric for tax deductibility to establish maximum potential incentive amounts and as a metric for underlying performance to determine final incentive compensation payout amounts.
ROTCE is calculated for both of these purposes as follows:
Earnings Before Interest After-Tax after adjustments
divided by
Total Capital Employed after adjustments
Earnings Before Interest After-Tax is equal to the sum of interest expense, net of interest income, less 38% for taxes, plus net income from continuing operations attributable to stockholders, which we refer to as net income. Total Capital Employed is equal to (i) the sum of the average debt and average stockholders' equity less (ii) average consolidated cash. Average debt, stockholders' equity and consolidated cash are calculated by taking the sum of the balance at the beginning of the year and the balance at the end of each of the next twelve months divided by thirteen.
Consolidated ROTCE is calculated from the financial statements using average debt, average stockholders' equity and average cash based on the sum of the balance at the beginning of the year and the balance at the end of each quarter divided by five, which is then adjusted for any non-recurring or special items.

The same ROTCE targets were used under all three Incentive Plans for 2013. The following table contains the calculation of the Company's consolidated ROTCE for purposes of determining the minimum and maximum payment pools under the Incentive Plans for 2013:

2013 Net income	$110.0
Plus: 2013 Interest expense, net	7.2
Less: Income taxes on 2013 interest expense, net at 38%	(2.7)
Earnings Before Interest After-Tax	$114.5

2013 Average stockholders' equity (12/31/2012 and each of 2013's quarter ends)	$389.7
2013 Average debt (12/31/2012 and each of 2013's quarter ends)	121.4
Less: 2013 Average cash (12/31/2012 and each of 2013's quarter ends)	(161.1)
Total Capital Employed	$350.0

ROTCE (Before Adjustments)	32.7%

Plus: Adjustments to Earnings Before Interest After-Tax	$6.2

Adjusted Consolidated ROTCE	34.5%

Adjustments to the ROTCE calculation under the Incentive Plans are non-recurring or special items that are established by the Compensation Committee at the time the ROTCE targets are set. For 2013, the ROTCE adjustments related to the after-tax impact of the following costs or expenses only if they were in excess of the amounts included in the 2013 annual operating plan:

•	refinancing costs;

•	non-cash pension settlement accounting charges;

•	restructuring costs including reduction in force charges;

•	changes in laws, regulations and court and administrative rulings;

•	environmental expenses or early lease termination expenses; and

•	any tangible or intangible asset impairment.
The Compensation Committee determined that these items were incurred in connection with improving our operations and, as a result, these items should not adversely affect incentive compensation payments, as the actions or events were beneficial to us or were generally not within the employees' control.
We do not disclose the ROTCE performance targets that were established for purposes of the 2013 Incentive Plans because they would reveal competitively sensitive long-term financial information, as well as long-range business plans, to both competitors and customers.
Calculation and Payment Overview. Awards under the Short-Term Plan and the Equity Long-Term Plan are determined as follows:

•
Target awards for each executive are equal to a specified percentage of the executive's 2013 salary midpoint, based on the number of Hay points assigned to the position and the appropriate level of short-term and long-term incentive compensation targets recommended by the Hay Group and adopted by the Compensation Committee at that level. The Compensation Committee then increases the target amounts under the Equity Long-Term Plan by 15% to account for the immediately taxable nature of the awards.

•	The plans have a one-year performance period.

•	Final awards are determined after year-end by comparing actual performance to the pre-established performance targets that were set by the Compensation Committee.

•	The Compensation Committee, in its discretion, may decrease or eliminate awards.

•
For participants other than the NEOs, the Compensation Committee, in its discretion, may also increase awards and may approve the payment of awards where performance would otherwise not meet the minimum criteria set for payment of awards, although it rarely does so.

•	Short-Term Plan awards are paid annually in cash and Equity Long-Term Plan awards are paid annually in a combination of cash and restricted shares of Class A Common.

•	All awards are immediately vested when granted.

•	Refer to “ Employment and Severance Agreements and Change in Control Payments” on page 25 for a description of the impact of a change in control on Incentive Plan awards.
Incentive Compensation Tables. When reviewing the incentive compensation tables beginning below, the following factors should be considered:

•
Selection of Performance Factors and Targets. The Compensation Committee considered the factors described under "Incentive Compensation - Overview" beginning on page 16 and adopted performance criteria and target performance levels to determine the 2013 incentive compensation awards. In calculating the various performance targets and results, adjustments were made for various items incurred in connection with improving our operations, similar to the adjustments listed for the ROTCE calculation above.

•
Achievement Percentages. The achievement percentages are based on the formulas contained in performance guidelines adopted by the Compensation Committee. The formulas do not provide for straight-line interpolation from the performance target to the maximum payment target.

•
Adjusted ROTCE Performance Factors and Maximum Awards. ROTCE targets and results are not disclosed for the reasons stated in "ROTCE Methodology and Explanation” beginning on page 17 (including specified adjustments). The Compensation Committee expected that the ROTCE targets would be met in 2013 because they were designed to be reasonably achievable with strong management performance. For 2013, all ROTCE results were at or above the applicable maximum ROTCE target and resulted in (1) maximum payment pools of 150% of target under the Short-Term Plan and 200% of target under the Equity Long-Term Plan and (2) maximum payouts under the ROTCE performance factors used to calculate the final payout percentages under all Incentive Plans.

•
Adjusted Operating Profit Percent and Market Share Performance Factors. These tables do not disclose our adjusted operating profit percent or market share targets or results due to the competitively sensitive nature of that information. The operating profit percent targets used for incentive compensation purposes reflect long-term corporate objectives and are not based on the targets established by management and contained in our five-year long-range business plan or our long-term financial objectives (although there is a connection between them). The 2013 operating profit percent targets and the market share targets under the Short-Term Plan were set at the same rate as the targets under the long-term plans. The market share targets were based on our expected 2013 annual operating plan results while the operating profit percent targets were based on longer term forecasts. For 2013, the Compensation Committee expected us to meet all operating profit percent targets and all market share targets other than in Brazil and EMEA.

Short-Term Incentive Compensation
For 2013, the Short-Term Plan was designed to provide target short-term incentive compensation to the NEOs of between 45% and 100% of salary midpoint, depending on the NEO's position. The table below shows the short-term target awards and payouts approved by the Compensation Committee under the Short-Term Plan for each NEO for 2013:

Named Executive Officer	(A) 2013 Salary Midpoint ($)	(B) Short-Term Plan Target as a % of Salary Midpoint (%)	(C) = (A) x (B) Short-Term Plan Target ($)	(D) 2013 Short-Term Plan Payout (%)	(E) = (C) x (D) Short-Term Plan Payout ($)	(F) = (E)/(A)Short-Term Plan Payout as a % of Salary Midpoint (%)
Alfred M. Rankin, Jr. (1)	$620,340	100%	$620,340	115.5%	$716,493	115.5%
Kenneth C. Schilling	$359,000	45%	$161,550	115.5%	$186,590	52.0%
Michael P. Brogan	$686,400	70%	$480,480	115.5%	$554,954	80.8%
Colin Wilson (2)	$517,200	55%	$284,460	115.5%	$328,551	63.5%
Rajiv K. Prasad	$381,300	45%	$171,585	115.5%	$198,181	52.0%

(1)	Mr. Rankin's target award under the Short-Term Plan is equal to 60% of the Hay-recommended amount of $1,033,900 for a hypothetical CEO of a "composite NACCO/Hyster-Yale" company in 2013.

(2)
Mr. Wilson was promoted effective November 13, 2013 and his salary midpoint was increased as a result of the promotion. However, his incentive compensation targets and payments for 2013 were based on his pre-promotion salary midpoint, which is shown on the above-table.

The following table shows the performance criteria established by the Compensation Committee for 2013 under the Short-Term Plan to determine final incentive compensation payments for the NEOs:

Performance Criteria	(A) Weighting	Performance Target	Performance Result	(B) Achievement Percentage	(A) x (B) Payout Percentage
Adjusted Operating Profit Dollars - Global	30%	$108,546,548	$137,321,244	148.6%	44.6%
Adjusted Operating Profit Percent - Global	20%	—	—	80.7%	16.1%
Adjusted ROTCE - Global	20%	—	—	150.0%	30.0%
Market Share - Americas w/o Brazil	12%	—	—	70.0%	8.4%
Market Share - Brazil	3%	—	—	102.4%	3.1%
Market Share - EMEA	9%	—	—	85.0%	7.7%
Market Share - Asia	2%	—	—	50.0%	1.0%
Market Share - Pacific	3%	—	—	142.9%	4.3%
Market Share - Japan	1%	—	—	25.0%	0.3%
Final Payout Percentage - Corporate					115.5%

Long-Term Incentive Compensation
The purpose of our long-term Incentive Plans is to enable senior management employees to accumulate capital through future managerial performance, which the Compensation Committee believes contributes to the future success of our business. Our long-term Incentive Plans require long-term commitment on the part of our senior management employees, and cash withdrawals or stock sales are generally not permitted for a number of years. Rather, the awarded amount is effectively invested in the Company for an extended period to strengthen the tie between stockholders' and the NEOs' long-term interests.
Those individual NEOs who have a greater impact on our long-term strategy receive a higher percentage of their compensation as long-term compensation. The Compensation Committee does not consider a NEO's long-term incentive awards for prior periods when determining the value of a long-term incentive award for the current period because it considers those prior awards to represent compensation for past services.
In 2013, only certain senior executives in the U.S., including all of the NEOs, participated in our Equity Long-Term Plan. All other senior management employees participated in the Cash Long-Term Plan. With respect to the participants in the Equity Long-Term Plan, any gains the executives realize in the long run depend on what management does to drive the financial performance of the Company and increase the stock price. This is because the restricted shares of Class A Common that are awarded under the Equity Long-Term Plan generally may not be transferred for ten years following the last day of the award year. During the holding period, the ultimate value of the shares is subject to change based on the value of the shares of stock. The value of the award is enhanced as the value of the stock increases or is reduced as the value of the stock decreases. Thus, the awards provide the executives with an incentive over the ten-year period to increase the value of the Company, which is expected to be reflected in the increased value of the stock awarded. The Compensation Committee believes that this encourages our executives to maintain a long-term focus on our profitability, which is also in the Company's best interests.
As a result of the annual grants under the Equity Long-Term Plan and the corresponding transfer restrictions, the number of shares of Class A Common that an executive holds generally increases each year. Consequently, our executives will continue to have or accumulate exposure to long-term Company performance notwithstanding any short-term changes in the price of shares of Class A Common. This increased exposure strongly aligns the long-term interests of the NEOs with those of other stockholders.
For 2013, approximately 65% of the awards of the NEOs was distributed in shares of restricted stock, with the remaining 35% being distributed in cash to initially approximate the income tax withholding obligations for the stock. The actual number of shares of stock issued to a participant is determined by taking the dollar value of the stock component of the award and dividing it by a formula share price. For this purpose, the formula share price is calculated as the lesser of:

•
the average closing price of our Class A Common stock on the NYSE at the end of each week during the prior calendar year (2012) (or such other previous calendar year as determined by the Compensation Committee no later than the 90th day of the performance period); or

•	the average closing price of our Class A Common stock on the NYSE at the end of each week during the 2013 performance period.
For 2013 awards, however, a modified calculation was required to determine the formula share price as a result of the Spin-Off and the fact that our Class A Common shares did not begin trading until October 1, 2012. The Compensation Committee defined the formula share price for 2013 awards as the lower of (i) the average share price of our Class A Common for 2013 which was $68.76 or (ii) $35.56 which was determined by taking our allocable portion of the value of the average share price of a hypothetical "Hyster-Yale/NACCO composite share" for 2012.
Participants have all of the rights of a stockholder, including the right to vote, upon receipt of the shares. The participants also have the right to receive dividends that are declared and paid after they receive the award shares. The full amount of the award, including the fair market value of the award shares on the date of grant, is fully taxable to the participant. The award shares that are issued are subject to transfer restrictions that generally lapse on the earliest to occur of:

•	ten years after the last day of the performance period;

•	the participant's death or permanent disability; or

•	five years (or earlier with the approval of the Compensation Committee) from the date of retirement.
The Compensation Committee has the right to release the restrictions at an earlier date, but rarely does so.
For 2013, the Equity Long-Term Plan was designed to provide target long-term incentive compensation to the NEOs of between 70% and 320% (increased by 15% as described above) depending on the NEO's position. The table below shows the long-term target awards and payouts under the Equity Long-Term Plan approved by the Compensation Committee for each NEO for 2013:

Named Executive Officer	(A) Salary Midpoint ($)	(B) Long-Term Plan Target as a Percentage of Salary Midpoint (%)	(C)=(A) x (B) Long-Term Plan Target ($)	(D) 2013 Equity Long-Term Plan Payout (%)	(E) = (C) x (D) Cash-Denominated Long-Term Plan Payout ($)(2)	(F)=(E)/(A) Cash-Denominated Long- Term Plan Payout as a Percentage of Salary Midpoint (%)	(G) Fair Market Value of Long-Term Plan Payout ($)(2)
Alfred M. Rankin, Jr. (1)	$620,340	368.0%	$2,282,851	113.3%	$2,586,470	416.94%	$5,103,787
Kenneth C. Schilling	$359,000	80.5%	$288,995	113.3%	$327,431	91.21%	$646,109
Michael P. Brogan	$686,400	172.5%	$1,184,040	113.3%	$1,341,517	195.44%	$2,647,167
Colin Wilson (3)	$517,200	120.75%	$624,519	113.3%	$707,580	136.81%	$1,396,242
Rajiv K. Prasad	$381,300	80.5%	$306,947	113.3%	$347,771	91.21%	$686,242

(1)
Mr. Rankin's target award under the Equity Long-Term Plan is equal to 60% of the Hay-recommended amount of 320% of $1,033,900 (increased by 15%) ($3,804,752) for a hypothetical CEO of a "composite NACCO/Hyster-Yale" company in 2013.

(2)
Awards under the Equity Long-Term Plan are initially denominated in dollars. The amounts shown in columns (C) and (E) reflect the 2013 dollar-denominated target and actual awards. This is the amount that is used by the Compensation Committee when analyzing the total compensation of the NEOs. The dollar-denominated awards are then paid to the participants in a combination of cash (approximately 35%) and restricted stock (approximately 65%). The number of shares of stock issued was determined using the modified formula share price described above, further adjusted to reflect the extraordinary dividend paid by Hyster-Yale in December 2012. The amount shown in column (G) is the sum of (i) the cash distributed and (ii) the grant date fair value of the stock that was initially issued for the 2013 long-term awards. This amount is computed in accordance with FASB ASC Topic 718 and is the same as the amount that is disclosed in the Summary Compensation Table on page 28. The shares were valued on the date on which the Equity Long-Term Plan awards were approved by the Compensation Committee. The difference in the amounts disclosed in columns (E) and (G) is due to the fact that the number of shares issued was calculated using the formula share price of $35.56 while the grant date fair value was calculated using $86.805, which is the average of the high and low share price on the day the shares were granted. As permitted under the Equity Long-Term Plan, at the time the stock awards were issued, the NEOs surrendered a portion of their shares to the Company to pay for additional tax withholding obligations associated with the award as described in further detail in the Stock Vested table on page 31.

(3)
Mr. Wilson was promoted effective November 13, 2013 and his salary midpoint was increased as a result of the promotion. However, his incentive compensation targets for 2013 were based on his pre-promotion salary midpoint, which is shown on the above table.

The following table shows the performance criteria established by the Compensation Committee for 2013 under the Equity Long-Term Plan to determine final incentive compensation payments for the NEOs:

Performance Criteria	(A) Weighting	Performance Target	Performance Result	(B) Achievement Percentage	(A) x (B) Payout Percentage
Adjusted Operating Profit Percent - Global	40%	—	—	82.0%	32.8%
Adjusted ROTCE - Global	30%	—	—	200.0%	60.0%
Market Share - Americas w/o Brazil	12%	—	—	37.5%	4.5%
Market Share - Brazil	3%	—	—	102.2%	3.1%
Market Share - EMEA	9%	—	—	85.7%	7.7%
Market Share - Asia	2%	—	—	50.0%	1.0%
Market Share - Pacific	3%	—	—	130.0%	3.9%
Market Share - Japan	1%	—	—	25.0%	0.3%
Final Payout Percentage - Corporate					113.3%
The Company also maintains the Hyster-Yale Materials Handling, Inc. Supplemental Long-Term Equity Incentive Plan, referred to as the Supplemental Equity Plan, which gives the Compensation Committee the flexibility to provide discretionary additional equity compensation. To date, the Compensation Committee has not granted any awards under the Supplemental Equity Plan.
Other Compensation of Named Executive Officers

Discretionary Cash Bonuses. The Compensation Committee has the authority to grant, and has from time to time granted, discretionary cash bonuses to our employees, including the NEOs, in addition to the Incentive Plan compensation described above. The Compensation Committee uses discretionary cash bonuses to reward substantial achievement or superior service to the Company and/or its subsidiaries, particularly when such achievement or service is not reflected in the performance criteria established under our Incentive Plans. No discretionary cash bonuses were awarded to the NEOs for 2013 performance.

Retirement Plans. The material terms of our retirement plans are described in the narratives following the Pension Benefits Table and the Nonqualified Deferred Compensation Table.

Defined Benefit Pension Plans. The NEOs do not currently accrue any defined benefit pension benefits. Certain NEOs are entitled to receive payments from various frozen pension plans as indicated in the Pension Benefits table on page 35.
Defined Contribution Plans. We provide the NEOs and most other full-time employees with defined contribution retirement benefits. Employer contributions are calculated under formulas that are designed to provide employees with competitive retirement income. The Compensation Committee believes that the target level of retirement benefits gives us the ability to attract and retain talented management employees at the senior executive level and below.
In general, the NEOs and other executive officers receive the same retirement benefits as all other similarly-situated employees. However, (i) certain retirement benefits that are provided to Messrs. Rankin, Brogan and Wilson exceed the benefits that are provided to other employees and (ii) the benefits that are provided to the NEOs and other executive officers in the U.S. are provided under a combination of tax-favored and Excess Plans, while the benefits that are provided to other employees are provided generally only under tax-favored plans. The Excess Plans provide the U.S. employees with the retirement benefits that would have been provided under the tax-favored plans, but that cannot be provided due to various Internal Revenue Service regulations and limits and non-discrimination requirements.
Our defined contribution plans contain the following three types of benefits:

•	employee deferrals;

•	matching (or substitute matching) employer contributions; and

•	minimum and additional profit sharing benefits.
The “compensation” that is taken into account under the plans generally includes base salary and Short-Term Plan payments, but excludes most other forms of compensation, including long-term incentive compensation and other discretionary payments. The NEOs may elect to defer up to 25% of compensation, although Mr. Rankin no longer defers compensation earned in 2013 or later. Under the matching portion of the plans for 2013, Mr. Rankin receives an automatic 3% employer contribution and the other NEOs receive a 3% match on the first 7% of contributions.
Under the profit sharing portion of the plans, eligible employees receive a profit sharing contribution equal to a specified percentage of compensation that varies depending on the employee's age, compensation and our ROTCE performance for the year. If the Company performs well, the amount of the profit sharing contribution increases. The range of profit sharing contributions for the NEOs in 2013 was:

•	Messrs. Rankin and Brogan: between 4.50% and 14.90% of compensation;

•	Messrs. Schilling and Prasad: between 3.20% and 10.05% of compensation; and

•	Mr. Wilson: between 3.80% and 12.25% of compensation.
The NEOs are all 100% vested in their retirement benefits. Benefits under the tax-favored plans are payable at any time following a termination of employment. Participants have the right to invest their account balances among various investment options that are offered by the plans' trustees. Participants can elect various forms of payment including lump sum distributions and installments.
The Excess Plans are structured as “pay-as-you-go” plans, based on the Compensation Committee's desire to:

•	avoid additional statutory and regulatory restrictions applied to nonqualified deferred compensation plans under Section 409A of the Internal Revenue Code;

•	simplify plan administration and recordkeeping; and

•	eliminate the risk to the executives based on the unfunded nature of the Excess Plans.
Under the Excess Plans:

•
participants' account balances, other than excess profit sharing benefits, are credited with earnings during the year based on the rate of return of the Vanguard RST fixed income fund, which is one of the investment funds under the U.S. 401(k) plan with a 14% maximum per year;

•	no interest is credited on excess profit sharing benefits;

•	the amounts credited under the Excess Plans each year are paid during the period from January 1st to March 15th of the following year; and

•
the amounts credited under the Excess Plans each year are increased by 15% to reflect the immediately taxable nature of the payments. The 15% increase applies to all benefits other than interest and the portion of the excess 401(k) benefits that are in excess of the amount needed to obtain a full employer matching contribution under the tax-favored plan.

Messrs. Brogan and Wilson maintain accounts under the NACCO Materials Handling Group, Inc. Unfunded Benefit Plan, referred to as the Frozen Unfunded Plan, that was frozen effective December 31, 2007. The frozen accounts are subject to the following rules:

•
The frozen accounts are credited with interest each year. For 2013, interest on all accounts was credited at the rate of 5% during the year. Certain sub-accounts were credited with additional interest credits after year-end based on the Company's ROTCE results, which is capped at 14%. The amount of the annual interest credits, increased by 15% to reflect the immediately taxable nature of the payments, is paid to these NEOs during the period from January 1st to March 15th of the following year.

•
The frozen accounts (including unpaid interest for the year of payment, if any) will be paid at the earlier of termination of employment (subject to a six-month delay if required under Section 409A of the Internal Revenue Code) or a change in control.

•
Upon payment of the frozen accounts, a determination will be made whether the highest incremental state and federal personal income tax rates in the year of payment exceed the rates that were in effect in 2008 when all other participants received their payments from the Frozen Unfunded Plan. In the event the rates have increased, an additional tax gross-up payment will be paid to the NEO. The Compensation Committee determined that NMHG, and not the executive, should bear the risk of a tax increase after 2008 because the NEOs would have received payment of their frozen accounts in 2008 were it not for the adverse cash flow and income tax impact on us. No other tax gross-ups (such as gross-ups for excise or other taxes) will be paid.

Refer to “Employment and Severance Agreements and Change in Control Payments” and “Nonqualified Deferred Compensation Benefits” below for additional information.
Other Benefits. All salaried U.S. employees, including the NEOs, participate in a variety of health and welfare benefit plans that are designed to enable us to attract and retain our workforce in a competitive marketplace.
Perquisites and Other Personal Benefits. Although we provide limited perquisites and other personal benefits to certain executives (mostly outside the U.S.), we do not believe these perquisites and other personal benefits constitute a material component of the executive officer's compensation package. See note (6) to the Summary Compensation Table on page 28.
Employment and Severance Agreements and Change in Control Payments. Upon a NEO's termination of employment with us for any reason, the NEO (and all other employees) is entitled to:

•	amounts or benefits earned or accrued during their term of employment, including earned but unpaid salary and accrued but unused vacation pay; and

•	benefits that are provided under the retirement plans, Incentive Plans, the Excess Plans and the Frozen Unfunded Plan at termination of employment that are further described in this Proxy Statement.
Upon termination of employment in certain circumstances and in accordance with the terms of a broad-based severance plan that applies to all U.S. salaried employees, the U.S. NEOs are also entitled to severance pay and continuation of certain health benefits for a stated period of time based on length of service.
None of the NEOs have an employment agreement that provides for a fixed period of employment, fixed positions or duties, or for a fixed base salary or actual or target annual bonus. In addition, there are no pre-arranged severance agreements with any of the NEOs. The Compensation Committee must review and approve any material severance payment that is in excess of the amount the NEO is otherwise entitled to receive under our broad-based severance plan.
In order to advance the compensation objective of attracting, retaining and motivating qualified management, the Compensation Committee believes that it is appropriate to provide limited change in control protections to the NEOs and other employees. The accrued account balances under the Cash Long-Term Plan, the Excess Plans and the Frozen Unfunded Plan will automatically be paid in the form of a lump sum payment in the event of a change in control of Hyster-Yale or the participant's employer. A pro-rata target award under the current year's Incentive Plans will also be paid in the event of a change in control. The Compensation Committee believes that:

•	the change in control payment triggers are appropriate due to the unfunded nature of the benefits provided under these plans;

•
the skills, experience and services of our key management employees are a strong factor in our success and that the occurrence of a change in control transaction would create uncertainty for these employees; and

•	some key management employees would consider terminating employment in order to trigger the payment of their unfunded benefits if an immediate payment is not made when a change in control occurs.

Our change in control payment triggers are designed to encourage key management employees to remain employed during and after a change in control.

The change in control payment trigger under the Excess Plans and the Frozen Unfunded Plan does not increase the amount of the benefits payable under those plans. Participants will only receive their accrued account balance (including interest) as of the date of the change in control. However, the change in control provisions under our Incentive Plans, in addition to providing for the immediate payment of the account balance (plus interest) under the Cash Long-Term Plan as of the date of the change in control (if any), also provide for the payment of a pro-rated award target for the year of the change in control.
Importantly, these change in control provisions are not employment agreements and do not guarantee employment for any of the executives for any period of time. In addition, none of the payments under any plan will be “grossed up” for any excise taxes imposed on the executives as a result of the receipt of payments upon a change in control.
For a further discussion of the potential payments that may be made to the NEOs in connection with a change in control, see “Potential Payments Upon Termination/Change in Control” beginning on page 31.
Tax and Accounting Implications
Deductibility of Executive Compensation. As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Code Section 162(m), which provides that, subject to certain exceptions, we may not deduct compensation of more than $1 million that is paid to the NEOs (other than Mr. Schilling). For 2013, each of our Incentive Plans was used so that, together with steps taken by the Compensation Committee in the administration of the Incentive Plans, payouts on most awards should not count towards the $1 million cap that Code Section 162(m) imposes for purposes of federal income tax deductibility.
While the Compensation Committee intends generally for payments under the Incentive Plans to meet the criteria for federal income tax deductibility under Code Section 162(m), such deductibility is not guaranteed and is only one factor among a number of factors considered in determining appropriate levels or modes of compensation. We maintain the flexibility to compensate executive officers based upon an overall determination of what the Compensation Committee believes is in the best interests of the Company and its stockholders, even if all or a portion of the compensation is determined not to be deductible under applicable law.
Accounting for Stock-Based Compensation. We account for stock-based payments in accordance with the requirements of FASB ASC Topic 718. Based on FASB ASC Topic 718, the grant date of the awards under the Equity Long-Term Plan for this purpose is the date on which the award shares are issued, which occurs in the year following the year in which the shares are earned. See note (2) of the Company's audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 for more information regarding accounting treatment of our equity awards.
Other Policies and Considerations
Assessment of Risks in our Compensation Program. As part of its oversight, the Compensation Committee considers the impact of the Company's compensation program on the Company's risk profile. The Committee directed management to annually undertake a detailed risk assessment of our compensation programs. Each year, management, with the assistance of outside legal counsel, reviews our pay practices and incentive programs to identify any potential risks to the Company. Our pay philosophy provides an effective balance of base salary and incentive compensation; short and long-term performance measures; financial and non-financial performance measures and allows for the use of Compensation Committee discretion. Further, the Company has policies to mitigate compensation-related risk including lengthy holding periods for long-term awards; stated payment caps; insider-trading prohibitions and independent Compensation Committee oversight. The Compensation Committee agreed with the findings of management's assessment for 2013 that (1) our compensation programs are effectively designed to help mitigate conduct that is inconsistent with building long-term value of the Company and (2) the risks arising from the Company's compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.
Stock Ownership Guidelines. While the Company encourages the executive officers to own shares of Class A Common, it does not have any formal policy requiring the executive officers to own any specified amount of Class A Common. However, the shares of Class A Common granted under the Equity Long-Term Plan generally must be held for a period of ten years which can result in the executive officers being required to hold a significant accumulation of Class A Common during their careers.
Role of Executive Officers in Compensation Decisions. Our management, in particular the CEO of the Company and the CEO of NMHG, reviews our goals and objectives relevant to the compensation of our executive officers. The CEO of the

Company annually reviews the performance of each executive officer (other than the CEO whose performance is reviewed by the Compensation Committee) and makes recommendations based on these reviews, including with respect to salary adjustments and incentive compensation award amounts, to the Compensation Committee. In addition to the CEO recommendations, the Compensation Committee considers recommendations made by the Hay Group, our independent outside compensation consultant, which bases its recommendations upon an analysis of similar positions at a broad range of domestic industries, as well as an understanding of our policies and objectives, as described above. The Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards to executive officers. After considering these recommendations, the Compensation Committee determines the base salary and incentive compensation levels for the executive officers, including each NEO, and any additional discretionary payments.
Executive Compensation Program for 2014 and Impact of "Say on Pay" Stockholder Vote
When setting executive compensation for 2014, the Compensation Committee took into account the results of the stockholder advisory vote on executive compensation that occurred at our 2013 annual meeting of stockholders. A nearly unanimous percentage of the votes cast (99%) approved the compensation program described in our 2013 proxy statement. The Compensation Committee believes that this overwhelming support reinforces the philosophy and objectives of our executive compensation program and applied the same principles in determining the amounts and types of executive compensation for 2014. Our executive compensation program for 2014 will be structured in a manner similar to our 2013 program.
Principal changes for 2014 include (1) modifications to salary midpoints and base salaries in view of internal considerations as well as marketplace practice as reflected in analyses, general industry survey data and the recommendations of the Hay Group based on an updated All Industrial survey and (2) changes to performance measures, weightings and/or targets for the Incentive Plans based on management recommendations as to the performance objectives of the particular business unit for 2014 or to better incentivize certain groups of participants.
The following additional changes have been made to our compensation program for 2014:

•
Additional profit sharing benefits for the NEOs under the defined contribution retirement plans for 2014 and future years will be based on the Company's operating profit percent performance, rather than ROTCE performance.

•
The Compensation Committee designated all U.S. employees in salary grades 26 and above as participants in the Equity Long-Term Plan for 2014, thus increasing the number of participants to 81 effective January 1, 2014.

•
Interest credits under the Cash Long-Term Plan and the Frozen Unfunded Plan for 2014 and future years will still be capped at 14% but will be based on a formula that takes into account the final payout percentage under the Cash Long-Term Plan for the year, rather than the Company's ROTCE results, with a minimum of 2%.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company's management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC.
JOHN P. JUMPER, CHAIRMAN
CAROLYN CORVI
MICHAEL E. SHANNON
JOHN M. STROPKI
EUGENE WONG

Summary Compensation Table
The following table sets forth the compensation for services of our NEOs in all capacities to the Company and its subsidiaries.
SUMMARY COMPENSATION TABLE
For Fiscal Year Ended December 31, 2013

Name and Principal Position	Year	Salary(2)($)	Stock Awards(3)($)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value (4) and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Alfred M. Rankin, Jr.; Chairman, President and CEO of Hyster-Yale; Chairman of NMHG (1)	2013	$776,400	$4,198,497	$1,621,783	(7)	$53,106	$402,629	$7,052,415
	2012	$1,126,809	$3,790,982	$1,939,985	(8)	$80,096	$536,917	$7,474,789
	2011	$1,217,000	$1,426,409	$1,589,048	(8)	$1,871,523	$629,760	$6,733,740
Kenneth C. Schilling, Vice President and Chief Financial Officer of Hyster-Yale and NMHG (9)	2013	$346,786	$531,507	$301,192	(7)	$8,072	$81,442	$1,268,999
	2012	$318,687	$223,909	$192,410	(8)	$8,214	$78,184	$821,404
	2011	$297,022	$81,785	$156,613	(8)	$8,361	$76,218	$619,999
Michael P. Brogan; Vice-Chairman and CEO of NMHG	2013	$646,252	$2,177,590	$1,024,531	(7)	$450,770	$243,363	$4,542,506
	2012	$606,590	$0	$1,224,582	(10)	$499,335	$243,915	$2,574,422
	2011	$574,711	$0	$1,184,765	(10)	$184,658	$209,774	$2,153,908
Colin Wilson; President, Chief Operating Officer and President, Americas of NMHG	2013	$531,369	$1,148,517	$576,276	(7)	$257,435	$157,362	$2,670,959
	2012	$501,063	$0	$674,731	(10)	$261,481	$155,997	$1,593,272
	2011	$478,727	$0	$653,075	(10)	$143,030	$136,302	$1,411,134
Rajiv K. Prasad; Vice President, Product Development & Manufacturing of NMHG (11)	2013	$374,916	$564,493	$319,930	(7)	$54,766	$82,581	$1,396,686

(1)
The amounts reported for Mr. Rankin for 2011 were paid by NACCO. The amounts reported for Mr. Rankin for 2012 are the sum of (i) compensation paid by NACCO for services rendered prior to the Spin-Off of $4,289,143 plus (ii) compensation paid by NMHG of $3,185,646.

(2)	The amounts reported under the “Salary” column include both base salary and the perquisite allowance.

(3)
For 2013, the amount shown is the grant date fair value of the awards issued under the Equity Long-Term Plan, determined in accordance with FASB ASC Topic 718. Refer to the table on page 22 under "Long-Term Incentive Compensation" to determine the target long-term awards, as well as the cash-denominated award payouts for 2013 under the Equity Long-Term Plan. For 2012, the amounts shown for Messrs. Rankin and Schilling reflect the shares that were granted under the Equity Long-Term Plan, as well as the shares that were granted to Mr. Rankin under the NACCO long-term equity plan for performance prior to the Spin-Off in 2012. For 2011, the amounts shown reflect the shares that were granted to Messrs. Rankin and Schilling under the NACCO equity long-term plan for 2011 performance.

(4)
Amounts listed in this column include the aggregate change in the actuarial present value of accumulated plan benefits under our frozen defined benefit pension plans, as described in more detail in the Pension Benefits Table on page 35. For 2013, the following amounts were included: $85,646 for Mr. Brogan and $27,862 for Mr. Wilson. Messrs. Rankin, Schilling and Prasad do not participate in any of our defined benefit pension plans.

(5)
Amounts listed in this column also include interest that is in excess of 120% of the federal long-term interest rate, compounded monthly, that was credited to the executives' accounts under the plans listed in the Nonqualified Deferred Compensation Table on page 33. For 2013, the following amounts were included: $53,106 for Mr. Rankin; $8,072 for Mr. Schilling; $365,124 for Mr. Brogan; $229,573 for Mr. Wilson and $54,766 for Mr. Prasad.

(6)	All other compensation earned during 2013 for each of the NEOs is as follows:

	Alfred M. Rankin, Jr.	Kenneth C. Schilling	Michael P. Brogan	Colin Wilson	Rajiv K. Prasad
Employer Tax-Favored Matching Contributions	$0	$7,563	$7,563	$7,563	$7,563
Employer Excess Plan Matching Contributions	$49,298	$6,715	$25,247	$16,324	$0
Employer Tax-Favored Profit Sharing Contributions	$0	$25,938	$25,938	$10,013	$15,240
Employer Excess Plan Profit Sharing Contributions	$313,627	$38,920	$180,627	$119,024	$58,458
Other Excess Plan Employer Retirement Contributions	$37,710	$0	$0	$0	$0
Employer Paid Life Insurance Premiums	$1,994	$1,260	$2,942	$2,118	$1,320
Other	$0	$1,046	$1,046	$2,320	$0
Total	$402,629	$81,442	$243,363	$157,362	$82,581

The Company does not provide Mr. Rankin with any defined benefit pension or tax-favored retirement benefits. Of the amounts shown above for Mr. Rankin, $400,635 represents defined contribution retirement benefits earned in 2013. Amounts listed in “Other” reflect employer-paid premiums for personal excess liability insurance and spousal travel expenses.

(7)	The amounts listed for 2013 reflect the cash payments under the Short-Term Plan and the cash portion of the awards under the Equity Long-Term Plan.

(8)
For 2011, the amounts listed for Messrs. Rankin and Schilling are the cash payments under the NACCO incentive plans. For 2012, the amounts listed reflect (i) cash payments under the Short-Term Plan and the Equity Long-Term Plan for both Messrs. Rankin and Schilling and (ii) a cash payment under the NACCO long-term incentive plan for Mr. Rankin with respect to service while NMHG was a subsidiary of NACCO prior to the Spin-Off.

(9)	The amounts listed for Mr. Schilling for 2011 were paid by NACCO.

(10)	The amounts listed for 2011 and 2012 for Messrs. Brogan and Wilson include cash payments under the Short-Term Plan and the value of their awards under the Cash Long-Term Plan.

(11)	Mr. Prasad was not a NEO in 2011 or 2012.

Grants of Plan-Based Awards
The following table sets forth information concerning awards granted to the NEOs for fiscal year 2013 and estimated payouts in the future, under the Incentive Plans.
GRANTS OF PLAN-BASED AWARDS
For Fiscal Year Ended December 31, 2013

				(A) Estimated Future or Possible Payouts Under Non-Equity Incentive Plan Awards		(B) Estimated Future or Possible Payouts Under Equity Incentive Plan Awards		Grant Date Fair Value of Stock Awards (2) ($)
Name	Grant Date	Plan Name (1)		Target ($)	Maximum ($)	Target ($)	Maximum ($)
Alfred M. Rankin, Jr.	N/A	Short-Term Plan	(3)	$620,340	$930,510	N/A	N/A	N/A
	2/12/2014	Equity Long-Term Plan	(4)	$798,998	$1,597,996	$1,483,853	$2,967,706	$4,198,497
Kenneth C. Schilling	N/A	Short-Term Plan	(3)	$161,550	$242,325	N/A	N/A	N/A
	2/12/2014	Equity Long-Term Plan	(4)	$101,148	$202,297	$187,847	$375,694	$531,507
Michael P. Brogan	N/A	Short-Term Plan	(3)	$480,480	$720,720	N/A	N/A	N/A
	2/12/2014	Equity Long-Term Plan	(4)	$414,414	$828,828	$769,626	$1,539,252	$2,177,590
Colin Wilson	N/A	Short-Term Plan	(3)	$284,460	$426,690	N/A	N/A	N/A
	2/12/2014	Equity Long-Term Plan	(4)	$218,582	$437,163	$405,937	$811,875	$1,148,517
Rajiv K. Prasad	N/A	Short-Term Plan	(3)	$171,585	$257,378	N/A	N/A	N/A
	2/12/2014	Equity Long-Term Plan	(4)	$107,431	$214,863	$199,516	$399,031	$564,493

(1)	There are no minimum or threshold payouts to the NEOs under any of our Incentive Plans.

(2)
Amounts in this column reflect the grant date fair value of shares of stock that were granted and initially issued under the Equity Long-Term Plan. The amount shown is the grant date fair market value as determined in accordance with FASB ASC Topic 718. These amounts are also reflected in the Summary Compensation Table on page 28.

(3)
Awards under the Short-Term Plan are based on a one-year performance period that consists solely of the 2013 calendar year. The awards are paid out, in cash, as soon as practicable after they are calculated and approved by the Compensation Committee. Therefore, there is no post-2013 payout opportunity under this plan. The amounts disclosed in this table for the NEOs are the target and maximum awards that were established by the Compensation Committee in early 2013. The amount the executives actually received, after the final payout was calculated based on our actual performance compared to the pre-established performance goals, is disclosed in the Summary Compensation Table.

(4)
These amounts reflect the awards issued under the Equity Long-Term Plan for 2013 performance. Awards are based on a one-year performance period that consists solely of the 2013 calendar year. The awards are paid out, partially in stock and partially in cash, as soon as practicable after they are calculated and approved by the Compensation Committee. Therefore, there is no post-2013 payout opportunity under the plan. The amounts disclosed in this table are the dollar values of the target and maximum awards that were established by the Compensation Committee in early 2013. These targets include the 15% increase to account for the immediately taxable nature of these equity awards. The cash portion of the award, representing 35% of the total award, is listed under column (A) of this table. The remaining 65% of the award, reflecting the stock portion of the award, is listed under column (B) of this table. As permitted under the Equity Long Term Plan, at the time of the issuance of the stock awards, the NEOs surrendered a portion of their shares to the Company to pay for additional tax withholding obligations associated with the awards as described in more detail on the Stock Vested table on page 31.

Description of Material Factors Relating to the Summary Compensation Table and Grants of Plan-Based Awards Table
The compensation of the NEOs consists of the following components: base salary (which includes the perquisite allowance for U.S. executives), short-term cash incentives and long-term equity incentives. All of the NEOs also receive various retirement benefits. Each of these components is described in detail in the “Compensation Discussion and Analysis” which begins on page 12. Additional details of certain components are provided below.

Equity Compensation
In 2013, U.S. salaried employees in salary grades 28 and above, including the NEOs, participated in the Equity Long-Term Plan. All employees are also eligible to receive discretionary equity awards under the Supplemental Equity Plan. All awards are based on one-year performance periods and are immediately vested and paid when approved by the Compensation Committee. Therefore, no equity awards remain outstanding for the year ended December 31, 2013.
Awards under the Equity Long-Term Plan are paid partially in cash and partially in the form of fully vested shares of restricted stock. While the stock is fully vested at the time of grant, it is subject to transfer restrictions generally for a period of ten years from the date of grant. Refer to “Long-Term Incentive Compensation” beginning on page 21 and note (4) of the "Grants of Plan-Based Awards" table above for additional information regarding our equity awards. The following table reflects the stock awards issued under the Equity Long-Term Plan for 2013 performance. No stock awards have been issued under the Supplemental Equity Plan.
STOCK VESTED
For Fiscal Year Ended December 31, 2013

Name	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (1)
Alfred M. Rankin, Jr.	33,146	$2,877,239
Kenneth C. Schilling	5,029	$436,542
Michael P. Brogan	16,612	$1,442,005
Colin Wilson	10,052	$872,564
Rajiv K. Prasad	4,989	$433,070

(1)
The amounts shown in this table are not the amounts initially received by the NEOs. The Equity Long-Term Plan awards were granted pursuant to a net exercise, by which a portion of the shares of stock issued on the grant date were immediately surrendered to the Company to pay for the taxes associated with the stock portion of the award. The amounts initially received by the NEOs prior to the net exercise were as follows:

Name	Number of Shares Issued Before Net Exercise	Fair Market Value Realized On All Shares Initially Issued
Alfred M. Rankin, Jr.	48,367	$4,198,497
Kenneth C. Schilling	6,123	$531,507
Michael P. Brogan	25,086	$2,177,590
Colin Wilson	13,231	$1,148,517
Rajiv K. Prasad	6,503	$564,493
Stock Options
We do not sponsor any stock option plans and the Company did not grant any stock options during the fiscal year ended December 31, 2013 to any person, including the NEOs.
Potential Payments Upon Termination/Change in Control
As discussed in “Employment and Severance Agreements and Change in Control Payments” on page 25, none of the NEOs is a party to an employment or severance agreement. The following change in control provisions are contained in the Incentive Plans, Excess Plans and Frozen Unfunded Plan:

•
the account balances as of the date of the change in control in the Cash Long-Term Plan, the Excess Plans and the Frozen Unfunded Plan will automatically be paid in the form of a lump sum payment in the event of a change in control of Hyster-Yale or the participant's employer; and

•
the change in control provisions under our Incentive Plans, in addition to providing for the immediate payment of the account balance (plus interest) as of the date of the change in control under the Cash Long-Term Plan, also provide for the payment of a pro-rated target award for the year of the change in control.

A “change in control” for purposes of these plans generally consists of any of the following provided that the event otherwise qualifies as a change in control under the regulations issued under Section 409A of the Code:
(1) An acquisition of more than 50% of the voting securities of the Company or the voting securities of the subsidiary (for those employees of that particular subsidiary) other than acquisitions directly from the Company or the subsidiary, as applicable, involving:

•	any employee benefit plan;

•	the Company;

•	the applicable subsidiary or one of its affiliates; or

•	the parties to the stockholders' agreement discussed under “Amount and Nature of Beneficial Ownership - Class B Common Stock” on page 41;
(2) The members of the Company's current Board of Directors (and their approved successors) ceasing to constitute a majority of the Company's Board of Directors or, if applicable, the board of directors of a successor of the Company;
(3) For those plans that cover the employees of a subsidiary, the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the subsidiary and its affiliates, excluding a business combination pursuant to which the individuals and entities who beneficially owned, directly or indirectly, more than 50% of the combined voting power of the applicable entity immediately prior to such business combination continue to hold at least 50% of the voting securities of the successor;
(4) For all plans, the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation, or other transaction involving the Company excluding, however, a business combination pursuant to which both of the following apply:

•
the individuals and entities who beneficially owned, directly or indirectly, more than 50% of the combined voting power of the Company immediately prior to such business combination continue to hold at least 50% of the voting securities of the successor; and

•
at the time of the execution of the initial agreement, or of the action of the Board of Directors of the Company providing for such business combination, at least a majority of the members of the Board of Directors of the Company were incumbent directors.

For purposes of calculating the amount of any potential payments to the NEOs under the table provided below, we have assumed that a change in control occurred on December 31, 2013. We believe that the remaining assumptions listed below, which are necessary to produce these estimates, are reasonable individually and in the aggregate. However, there can be no assurance that a change in control would produce the same or similar results as those described if it occurs on any other date or if any assumption is not correct in fact.
POTENTIAL PAYMENTS UPON TERMINATION/CHANGE IN CONTROL

Name	Estimated Total Value of Payments Based on Incentive Plan Award Targets ($)(1)	Estimated Total Value of Payments Based on Accrued Balance in Cash Long-Term Plan ($)(2)	Estimated Total Value of Cash Payments Based on Accrued Balance in Excess Plans and Frozen Unfunded Plan ($)(3)	Estimated Total Value of all Payments ($)
Alfred M. Rankin, Jr.	$2,903,191	N/A	$532,616	$3,435,807
Kenneth C. Schilling	$450,545	N/A	$86,116	$536,661
Michael P. Brogan	$1,664,520	$2,779,752	$1,449,840	$5,894,112
Colin Wilson	$908,979	$1,466,022	$1,666,440	$4,041,441
Rajiv K. Prasad	$478,532	$517,672	$67,227	$1,063,431

(1)
This column reflects the award targets for the NEOs under the Incentive Plans for 2013. Under the change in control provisions of the plans, they would have been entitled to receive their award targets for 2013 if a change in control had occurred on December 31, 2013. Awards under the Equity Long-Term Plan are denominated in dollars and the amounts shown in the above-table reflect the dollar-denominated 2013 target awards (including the 15% increase to reflect the immediately taxable nature of the award). As described in note (4) to the Grants of Plan-Based Awards Table, the NEOs would receive approximately 35% of the value of the award in cash, and the remainder in shares of restricted stock.

(2)
This column reflects the December 31, 2013 account balances of Messrs. Brogan, Wilson and Prasad for awards issued under the Cash Long-Term Plan for years prior to 2013. Under the change in control provisions of this plan, these NEOs would have been entitled to receive the acceleration of the payment of their entire account balances under the plan if a change in control had occurred on December 31, 2013. The amounts shown were earned for services performed in years prior to 2013 and were 100% vested prior to December 31, 2013. No additional amounts are paid due to a change in control. There are no accrued balances under the Equity Long-Term Plan.

(3)
This column reflects the account balances of the NEOs as of December 31, 2013 under the Excess Plans and the Frozen Unfunded Plan Under the change in control provisions of those plans, the NEOs would have been entitled to receive payment of their entire account balances if a change in control had occurred on December 31, 2013. No additional amounts are paid due to a change in control. The majority of the amounts shown for Messrs. Brogan and Wilson are 100% vested and were earned for services performed in years prior to 2013. Only a small portion of their account balances represents benefits earned for services performed in 2013. Each of these plans are discussed in more detail under “Nonqualified Deferred Compensation Benefits” below.

Nonqualified Deferred Compensation Benefits
The following table sets forth information concerning benefits earned by, and paid to, the NEOs under our nonqualified defined contribution, deferred compensation plans.
NONQUALIFIED DEFERRED COMPENSATION
For Fiscal Year Ended December 31, 2013

Name	Plan Name	Executive Contributions in 2013 ($)(1)	Employer Contributions in 2013 ($)(2)	Aggregate Earnings in 2013 ($)(2)	Aggregate Withdrawals/ Distributions in 2013 ($)	Aggregate Balance at December 31, 2013 ($)
Alfred M. Rankin, Jr.	Executive Excess Plan	$60,680	$400,635	$71,301	$714,694(3)	$532,616(4)
Kenneth C. Schilling	Excess Plan	$30,091	$45,635	$10,390	$79,490(3)	$86,116(4)
Michael P. Brogan	Excess Plan	$59,057	$205,874	$40,960	$304,032(3)	$305,891(4)
	Frozen Unfunded Plan	$0(5)	$0(5)	$117,218	$117,218(6)	$1,143,949(7)
	Cash Long-Term Plan	$0(5)	$0(5)	$361,193	$0	$2,779,752(8)
Colin Wilson	Excess Plan	$62,123	$135,348	$27,845	$221,792(3)	$225,316(4)
	Frozen Unfunded Plan	$0(5)	$0(5)	$126,497	$126,497(6)	$1,441,124(7)
	Cash Long-Term Plan	$0(5)	$0(5)	$190,490	$0	$1,466,022(8)
Rajiv K. Prasad	Excess Plan	$0	$58,458	$8,769	$77,531(3)	$67,227(4)
	Cash Long-Term Plan	$0(5)	$0(5)	$67,265	$0	$517,672(8)

(1)	These amounts, which were otherwise payable in 2013 but were deferred at the election of the executives, are included in the Summary Compensation Table.

(2)	All employer contributions and the above-market earnings portion of the amounts shown in the "Aggregate Earnings" column are included in the Summary Compensation Table.

(3)
The NEOs each receive payment of the amounts earned under the Excess Plans for each calendar year (including interest) no later than March 15th of the following year. Because the payments for 2012 were made in 2013, they are reflected as a distribution in 2013. Because the payments for 2013 were made in 2014, they are reflected in the NEO's aggregate balance as of December 31, 2013 and are not reflected as a distribution in 2013.

(4)
$514,421 of Mr. Rankin's account balance, $83,798 of Mr. Schilling's account balance, $295,943 of Mr. Brogan's account balance, $218,541 of Mr. Wilson's account balance and $64,824 of Mr. Prasad's account balance is reported in the 2013 Summary Compensation Table. Because the entire account balance under the Excess Plans is paid out each year, none of their current account balance was previously reported in prior Summary Compensation Tables.

(5)	No additional contributions (other than interest credits) are made to the Frozen Unfunded Plan. The NEOs did not participate in the Cash Long-Term Plan in 2013.

(6)
The interest that is accrued under the Frozen Unfunded Plan each calendar year is paid no later than March 15th of the following year. Because the interest that was credited to their accounts for 2012 was paid in 2013, it is reflected as a distribution for 2013.

(7)
$74,216 of Mr. Brogan's account balance and $71,436 of Mr. Wilson's account balance is reported in the 2013 Summary Compensation Table. In addition, $742,792 of Mr. Brogan's account balance and $175,044 of Mr. Wilson's account balance was previously reported in prior summary compensation tables of the Company or NACCO.

(8)
Messrs. Brogan, Wilson and Prasad participated in the Cash Long-Term Plan for periods prior to 2013. $259,896 of Mr. Brogan's account balance, $137,067 of Mr. Wilson's account balance and $48,400 of Mr. Prasad's account balance is reported in the 2013 Summary Compensation Table. In addition, $2,358,262 of Mr. Brogan's account balance and $932,653 of Mr. Wilson's account balance was previously reported in prior summary compensation tables of the Company or NACCO.

Description of Nonqualified Deferred Compensation Plans
Refer to “Retirement Plans” on page 23 for a detailed discussion of the terms of our nonqualified deferred compensation plans. The following is a summary of special rules that apply under each plan that are not otherwise described therein.
Mr. Rankin Excess Plan: In addition to the substitute matching and profit sharing benefits previously described, Mr. Rankin also annually receives a benefit of $37,710 credited to his account under the Executive Excess Plan.
Frozen Unfunded Plan: From August 1, 1999 through September 20, 2002, Mr. Brogan was not eligible to participate in our tax-favored 401(k) plan and from January 1, 2000 through May 31, 2000, Mr. Wilson was not eligible to participate in our tax-favored 401(k) plan. Instead, they deferred a portion of their salary and bonus under the Frozen Unfunded Plan. When they became participants in the U.S. qualified 401(k) plan, these additional deferrals ceased.
Cash Long-Term Plan: The awards granted under the Cash Long-Term Plan are subject to the following rules:

•	The awards are immediately vested as of the grant date of the award (which is the January1st following the end of the performance period).

•	Once granted, awards are not subject to any forfeiture or risk of forfeiture.

•
Awards approved by the Compensation Committee for a calendar year are credited to separate sub-accounts established for each participant for each award year. During 2013, the sub-accounts were credited with 5% interest during the year. If a participant remained actively employed through 2013, additional interest was credited based on the excess (if any) of our ROTCE rate over the 5% minimum, with a 14% maximum per year.

•	Each sub-account is paid at the earliest of death, disability, retirement, change in control or on the third anniversary of the grant date of the award.
Defined Benefit Pension Plans
The following table sets forth information concerning defined benefit pension benefits earned by, and paid to, the NEOs under our qualified and nonqualified pension plans.

PENSION BENEFITS
As of Fiscal Year Ended December 31, 2013

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Alfred M. Rankin, Jr.	N/A (1)	N/A		N/A	N/A
Kenneth C. Schilling	N/A (1)	N/A		N/A	N/A
Michael P. Brogan	The UK Plan	15.10		$1,246,746	N/A
	The UK Excess Plan	18.25	(2)	$109,304	$0
Colin Wilson	The UK Plan	6.60	(3)	$362,064	$0
Rajiv K. Prasad	N/A (1)	N/A		N/A	N/A

(1)	Messrs. Rankin, Schilling and Prasad have never participated in any of our defined benefit pension plans.

(2)
For Mr. Brogan, the number of years of credited service taken into account to determine pension benefits under the statutorily-approved pension plan for U.K. employees, which is referred to as the UK Plan, was frozen as of October 1, 2002 and the number of years of credited service taken into account to determine pension benefits under a nonqualified U.S. plan for Mr. Brogan, which is referred to as the UK Excess Plan, was frozen as of December 31, 2005.

(3)	For Mr. Wilson, the number of years of credited service taken into account to determine pension benefits under the UK Plan was frozen as of May 31, 1995.
Description of Pension Plans
Messrs. Rankin, Schilling and Prasad do not participate in any of our pension plans. Messrs. Brogan and Wilson are entitled to receive frozen pension benefits that are 100% vested.
The amounts shown above were determined as of December 31, 2013, which is the measurement date for pension benefits that is used in our financial statements. In determining the present value of the pension benefits under both plans, a discount rate of 4.40% and an assumed retirement age of 65 with no pre-retirement decrement was used. The following additional material assumptions were used in the calculations:

•	the RP2000 mortality table with mortality improvement projected to 2021 and no collar adjustment (for the UK Excess Plan); and

•	the SAPS series mortality table, year of use 2013, with a 1.1 multiplier and an annual cost-of-living adjustment of 2.40% (in-payment and in-deferment) (for the UK Plan).
Mr. Brogan was a participant in the UK Plan for periods prior to October 1, 2002 and Mr. Wilson was a participant in the UK Plan for periods prior to May 31, 1995. Their pension benefits in the UK Plan are generally computed under the following formula: 1/45th of “final average pay” multiplied by years of credited service before June 30, 2004 plus 1/60th of “final average pay” multiplied by years of credited service after June 30, 2004. For computing pension benefits under the UK Plan, “final average pay” is based on the highest annual average of pay in any period of three consecutive years in the ten years immediately preceding October 1, 2002 for Mr. Brogan and the ten years preceding May 31, 1995 for Mr. Wilson. For purposes of the UK Plan, “pay” is generally a participant’s annual salary excluding bonuses, commissions, overtime payments and shift allowances less a U.K. based national insurance contributions deduction.
Early retirement benefits under the UK Plan for Messrs. Brogan and Wilson are available on request at or after age 55. However, trustee consent is required if the participant is under age 60. Mr. Brogan is eligible for reduced early retirement benefits under the UK Plan. The current early retirement reduction is 5.7% for each year that the pension commencement date precedes age 65 (age 60 for benefits earned during the period from May 17, 1990 through October 1, 1994). However, these factors may be recalculated and are not guaranteed. Mr. Wilson is not yet eligible for early retirement benefits but will be eligible for unreduced early retirement benefits at age 60. Pension payments are paid in the form of a monthly annuity with survivorship protection.
For periods on and after October 1, 2002, Mr. Brogan became a participant in the UK Excess Plan. Effective December 31, 2005, benefit accruals under the UK Excess Plan were permanently frozen. Mr. Brogan’s pension benefit under the UK Excess Plan is equal to the benefit that would have been payable under the UK Plan had Mr. Brogan continued to participate in such plan until December 31, 2005, reduced by the actual UK Plan benefit and the actuarial equivalent of certain of the U.S. retirement benefits provided under our tax-favored 401(k) plan and the Frozen Unfunded Plan. The benefits under the UK Excess Plan are automatically paid in the form of a monthly annuity, commencing at Mr. Brogan’s termination of employment for amounts accrued before January 1, 2005 (and six months after termination for amounts accrued thereafter). Alternatively, Mr. Brogan may elect a lump sum payment (less a 10% penalty) for amounts that had accrued as of January 1, 2005. Mr. Wilson is not a participant in the UK Excess Plan.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership of such securities with the SEC and the NYSE. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file.
Based upon the review of the copies of Section 16(a) forms received by us, and upon written representations from reporting persons concerning the necessity of filing a Form 5 Annual Statement of Changes in Beneficial Ownership, we believe that, during 2013, all filing requirements applicable for reporting persons were met, except as follows:
Michael E. Shannon filed a late Form 4 related to a conversion of Class B Common Shares to Class A Common Shares. Charles A. Bittenbender filed a late Form 4 related to a conversion of Class B Common Shares to Class A Common Shares.

2.	Confirmation of Appointment of the Independent Registered Public Accounting Firm of the Company for the Current Fiscal Year
Ernst & Young LLP has been selected by the Audit Review Committee as the principal independent registered public accounting firm for the current fiscal year for us and certain of our subsidiaries. The appointment of Ernst & Young LLP as our independent registered public accounting firm is not required to be submitted to a vote of our stockholders for confirmation. However, our Board of Directors believes that obtaining stockholder confirmation is a sound governance practice.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE CONFIRMATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE CURRENT FISCAL YEAR.
It is expected that representatives of Ernst & Young LLP will attend the Annual Meeting, with the opportunity to make a statement if they so desire, and, if a representative is in attendance, the representative will be available to answer appropriate questions.
If our stockholders fail to vote on an advisory basis in favor of the confirmation of the appointment of Ernst & Young LLP, the Audit Review Committee will take such actions as it deems necessary as a result of such stockholder vote. Even if the appointment of Ernst & Young, LLP is confirmed, the Audit Review Committee may select a different independent registered public accounting firm at any time during fiscal 2014 if it determines that such a change would be in the best interests of the Company and its stockholders.
Audit Fees
2013 and 2012 - Ernst & Young LLP billed or will bill us $2.6 and $2.4 million, in the aggregate respectively, for professional services rendered by Ernst & Young LLP in each of 2013 and 2012 for the audit of our annual financial statements for the fiscal years ended December 31, 2013 and 2012 and the review of the interim financial statements included in our Quarterly Reports on Form 10-Qs filed during the fiscal years ended December 31, 2013 and 2012, as well as for services provided in connection with statutory audits and regulatory filings with the SEC.
Audit-Related Fees
2013 and 2012 - Ernst & Young LLP billed or will bill us less than $0.1 million, in the aggregate, each year for assurance and related services rendered by Ernst & Young LLP in each of 2013 and 2012, primarily related to services for audits of certain employee benefit plans.

Tax Fees
2013 and 2012 - Ernst & Young LLP billed or will bill us less than $0.1 million in 2013 for professional tax services rendered. Ernst & Young LLP did not provide services and has not billed us for professional tax services rendered in 2012.
All Other Fees
2013 and 2012 - Ernst & Young LLP did not provide services and has not billed and will not bill us fees for services provided by Ernst & Young LLP, other than the services reported under “Audit Fees”, “Audit-Related Fees” and "Tax Fees" during the fiscal years ended December 31, 2013 and 2012.
Except as set forth above and approved by the Audit Review Committee pursuant to our pre-approval policies and procedures, no assurance or related services, tax compliance, tax advice or tax planning services were performed by the principal independent registered public accounting firm for us during the last two fiscal years.
Pre-Approval Policies and Procedures
Under our pre-approval policies and procedures, only audit, audit-related services and limited tax services will be performed by our principal independent registered public accounting firm. All audit, audit-related, tax and other accounting services to be performed for us must be pre-approved by our Audit Review Committee. In furtherance of this policy, for 2013, the Audit Review Committee authorized us to engage Ernst & Young LLP for specific audit and audit-related services up to specified fee levels. The Audit Review Committee has delegated to the Chairman of the Audit Review Committee together with one other Audit Review Committee member the authority to approve services other than audit, review or attest services, which approvals are reported to the Audit Review Committee at its next meeting. We provide a summary of approvals and commitments at each general meeting of the Audit Review Committee.
The Audit Review Committee has considered whether the providing of the non-audit services to us by Ernst & Young LLP is compatible with maintaining its independence. In addition, as a result of the recommendation of the Audit Review Committee, we have adopted policies limiting the services provided by our independent registered public accounting firm that are not audit or audit-related services.
BENEFICIAL OWNERSHIP OF CLASS A COMMON AND CLASS B COMMON
Set forth in the following tables is the indicated information as of February 28, 2014 (except as otherwise indicated) with respect to (1) each person who is known to us to be the beneficial owner of more than five percent of the Class A Common, (2) each person who is known to us to be the beneficial owner of more than five percent of the Class B Common and (3) the beneficial ownership of Class A Common and Class B Common by our directors, principal executive officer, principal financial officer and the three other most highly compensated executive officers during 2013 and all of our executive officers and directors as a group. Beneficial ownership of Class A Common and Class B Common has been determined for this purpose in accordance with Rules 13d-3 and 13d-5 under the Exchange Act. Accordingly, the amounts shown in the tables do not purport to represent beneficial ownership for any purpose other than compliance with SEC reporting requirements. Further, beneficial ownership as determined in this manner does not necessarily bear on the economic incidence of ownership of Class A Common or Class B Common.
Holders of shares of Class A Common and Class B Common are entitled to different voting rights with respect to each class of stock. Each share of Class A Common is entitled to one vote per share. Each share of Class B Common is entitled to ten votes per share. Holders of Class A Common and holders of Class B Common generally vote together as a single class on matters submitted to a vote of our stockholders. Shares of Class B Common are convertible into shares of Class A Common on a one-for-one basis, without cost, at any time at the option of the holder of the Class B Common.

Amount and Nature of Beneficial Ownership
Class A Common Stock

Name	Title of Class	Sole Voting and Investment Power		Shared Voting or Investment Power		Aggregate Amount		Percent of Class(1)
Dimensional Fund Advisors LP (2) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	Class A	866,630	(2)	—		866,630	(2)	6.76%
LSV Asset Management (3) 155 N. Wacker Drive, Suite 4600 Chicago, IL 60606	Class A	865,518	(3)	—		865,518	(3)	6.76%
Beatrice B. Taplin Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class A	679,663		—		679,663		5.30%
Black Rock Inc. (4) 40 East 52nd Street New York, NY 10022	Class A	675,213	(4)	—		675,213	(4)	5.27%
John C. Butler, Jr. (5)	Class A	29,382		1,123,082	(6)	1,152,464	(6)	8.99%
Carolyn Corvi (5)	Class A	1,450		—		1,450		—
John P. Jumper (5)	Class A	1,776		—		1,776		—
Dennis W. LaBarre (5)	Class A	10,874		—		10,874		—
F. Joseph Loughrey (5)	Class A	197		—		197		—
Alfred M. Rankin, Jr.	Class A	313,442		1,140,623	(7)	1,454,065	(7)	11.35%
Claiborne R. Rankin (5)	Class A	125,302		1,091,995	(8)	1,217,297	(8)	9.50%
Michael E. Shannon (5)	Class A	13,364		—		13,364		0.10%
John M. Stropki (5)	Class A	197		—		197		—
Britton T. Taplin (5)	Class A	34,989		5,755	(9)	40,744	(9)	0.32%
Eugene Wong (5)	Class A	8,262		—		8,262		—
Kenneth C. Schilling	Class A	20,678		—		20,678		0.16%
Michael P. Brogan	Class A	16,612		—		16,612		0.13%
Colin Wilson	Class A	10,052		—		10,052		—
Rajiv K. Prasad	Class A	4,989		—		4,989		—
All executive officers and directors as a group (25 persons)	Class A	672,365		1,208,531	(10)	1,880,896	(10)	14.68%

(1)	Less than 0.10%, except as otherwise indicated.

(2)
A Schedule 13G/A, which was filed with the SEC with respect to Class A Common on February 10, 2014 reported that Dimensional Fund Advisors LP, which is referred to as Dimensional, may be deemed to beneficially own the shares of Class A Common reported above as a result of being an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 that furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serving as an investment manager to certain other commingled group trusts and separate accounts, which own the shares of Class A Common. Such investment companies, trusts and accounts are referred to collectively as the Dimensional Funds. In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Dimensional Funds, which own the shares of Class A Common. In its role as investment adviser, sub-adviser or manager, Dimensional possesses the sole power to vote 846,488 shares of Class A Common and the sole power to invest 866,630 shares of Class A Common owned by the Dimensional Funds. However, all shares of Class A Common reported above are owned by the Dimensional Funds. Dimensional disclaims beneficial ownership of all such shares.

(3)
A Schedule 13G filed with the SEC with respect to Class A Common on February 13, 2013 reported that LSV Asset Management may be deemed to beneficially own the shares of Class A Common reported above as a result of being an investment adviser.

(4)
A Schedule 13G filed with the SEC with respect to Class A Common on January 29, 2014 reported that BlackRock, Inc. is the beneficial owner of 675,213 shares of Class A Common and has sole voting power over 649,269 shares of Class A Common and sole dispositive power of 675,213 shares of Class A Common.

(5)
Pursuant to our Non-Employee Directors' Plan, each non-employee director has the right to acquire additional shares of Class A Common within 60 days after February 28, 2014. The shares each non-employee director has the right to receive are not included in the table because the actual number of additional shares will be determined on April 1, 2014 by taking the amount of such director's quarterly retainer required to be paid in shares of Class A Common plus any voluntary portion of such director's quarterly retainer, if so elected, divided by the average of the closing price per share of Class A Common on the Friday (or if Friday is not a trading day, the last trading day before such Friday) for each week of the calendar quarter ending on March 31, 2014.

(6)
J.C. Butler, Jr. may be deemed to be a member of the group described in Note (7) below, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Associates (as defined below). In addition, Mr. Butler may be deemed to be a member of a group described in note (7) below, as defined under the Exchange Act, as a result of partnership interests in Rankin I (as defined below) and Rankin IV (as defined below) held by Mr. Butler's spouse. Mr. Butler, therefore, may be deemed to beneficially own, and share the power to vote 338,756 shares of Class A Common held by Rankin I, 338,295 shares of NACCO Class A Common held by Associates and 400,000 shares of Class A Common held by Rankin IV. Included in the table above for Mr. Butler are 1,123,082 shares of Class A Common held by (a) members of Mr. Butler's family, (b) trusts for the benefit of members of Mr. Butler's family and (c) Rankin I, Associates, and Rankin IV. Mr. Butler disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity.

(7)
Alfred M. Rankin, Jr. may be deemed to be a member of Rankin Associates II, L.P., which is referred to as Associates, which is made up of the individuals and entities holding limited partnership interests in Associates and Rankin Management, Inc., which is referred to as RMI, the general partner of Associates. Associates may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 338,295 shares of Class A Common held by Associates. Although Associates holds the 338,295 shares of Class A Common, it does not have any power to vote or dispose of such shares of Class A Common. RMI has the sole power to vote such shares and shares the power to dispose of such shares with the other individuals and entities holding limited partnership interests in Associates. RMI exercises such powers by action of its board of directors, which acts by majority vote and consists of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, the individual trusts of whom are the stockholders of RMI. Under the terms of the Limited Partnership Agreement of Associates, Associates may not dispose of Class A Common without the consent of RMI and the approval of the holders of more than 75% of all of the partnership interests of Associates. As a result of holding through his trust, of which he is trustee, partnership interests in Associates, Mr. Rankin may be deemed to beneficially own, and share the power to dispose of, 338,295 shares of Class A Common held by Associates. Mr. Rankin may be deemed to be a member of Rankin Associates I, L.P., which is referred to as Rankin I, and the trusts holding limited partnership interests in Rankin I may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 338,756 shares of Class A Common held by Rankin I. Although Rankin I holds the 338,756 shares of Class A Common, it does not have any power to vote or dispose of such shares of Class A Common. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin I, share the power to vote such shares of Class A Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin I. Each of the trusts holding general partnership interests and limited partnership interests in Rankin I share with each other the power to dispose of such shares. As a result of holding through his trust, of which he is trustee, partnership interests in Rankin I, Mr. Rankin may be deemed to beneficially own, and share the power to vote and dispose of, 338,756 shares of Class A Common held by Rankin I. In addition, Mr. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin Associates IV, L.P., referred to as Rankin IV. As a result, the group consisting of Mr. Rankin, the other general and limited partners of Rankin IV and Rankin IV may be deemed to beneficially own, and share the power to vote and dispose of, 400,000 shares of Class A Common held by Rankin IV. Although Rankin IV holds the 400,000 shares of Class A Common it does not have any power to vote or dispose of such shares of Class A Common. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin IV, share the power to vote such shares of Class A Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin IV. Each of the trusts holding general and limited partnership interests in Rankin IV share with each other the power to dispose of such shares. Under the terms of Second Amended and Restated Limited Partnership Agreement of Rankin I, Rankin I may not dispose of Class A Common, other than pursuant to a share for share exchange to acquire Class B Common, without the consent of the general partners owning more than 75% of the general partnership interests of Rankin I and the consent of the holders of more than 75% of all the partnership interests of Rankin I. Under the terms of the Amended and Restated Limited Partnership Agreement of Rankin IV, Rankin IV may not dispose of Class A Common, other than pursuant to a share for share exchange to acquire Class B Common, without the consent of the general partners owning more than 75% of the general partnership interests of Rankin IV and the consent of the holders of more than 75% of all of the partnership interests of Rankin IV. Included in the table above for Mr. Rankin are 1,140,623 shares of Class A Common held by (a) members of Mr. Rankin's family, (b) trusts for the benefit of members of Mr. Rankin's family and (c) Rankin I, Associates and Rankin IV. Mr. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity.

(8)
Claiborne R. Rankin may be deemed to be a member of the group described in note (7) above as a result of holding through his trust, of which he is trustee, partnership interests in Rankin I. Mr. Rankin may be deemed to be a member of the group described in Note (7) above, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Associates. In addition, Mr. Rankin may be deemed to be a member of a group described in note (7) above, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin IV. Mr. Rankin, therefore, may be deemed to beneficially own, and share the power to vote and dispose of 338,756 shares of Class A Common held by Rankin I, 338,295 shares of Class A Common held by Associates and 400,000 shares of Class A Common held by Rankin IV. Included in the table above for Mr. Rankin are 1,091,995 shares of Class A Common held by (a) members of Mr. Rankin's family, (b) trusts for the benefit of members of Mr. Rankin's family and (c) Rankin I, Associates and Rankin IV. Mr. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity.

(9)
Britton T. Taplin is deemed to share with his spouse voting and investment power over 5,755 shares of Class A Common held by Mr. Taplin's spouse; however, Mr. Taplin disclaims beneficial ownership of such shares.

(10)
The aggregate amount of Class A Common beneficially owned by all executive officers and directors and the aggregate amount of Class A Common beneficially owned by all executive officers and directors as a group for which they have shared voting or investment power include the shares of Class A Common of which Mr. Butler has disclaimed beneficial ownership in note (6) above. Mr. A. Rankin has disclaimed beneficial ownership in note (7) above, Mr. C. Rankin has disclaimed beneficial ownership in note (8) above and Mr. B. Taplin has disclaimed beneficial ownership in note (9) above. As described in note (5) above, the aggregate amount of Class A Common beneficially owned by all executive officers and directors as a group as set forth in the table above does not include shares that the non-employee directors have the right to acquire within 60 days after February 28, 2014 pursuant to the Non-Employee Directors' Plan.

Class B Common Stock

Name	Title of Class	Sole Voting and Investment Power		Shared Voting or Investment Power		Aggregate Amount		Percent of Class(1)
Clara Taplin Rankin, et al. (2) c/o PNC Bank, N.A. 3550 Lander Road Pepper Pike, OH 44124	Class B	—	(2)	—	(2)	3,302,756	(2)	82.32%
Beatrice B. Taplin Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class B	680,523	(3)	—		680,523	(3)	16.96%
Rankin Associates I, L.P., et al. (4) Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class B	—	(4)	—	(4)	605,986	(4)	15.10%
Rankin Associates IV, L.P., et al. (5) Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class B	—	(5)	—	(5)	400,000	(5)	9.97%
Rankin Associates II, L.P. et. al. (6) Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class B	—	(6)	—	(6)	338,295	(6)	8.43%
J.C. Butler, Jr.	Class B	27,272	(7)	1,389,922	(7)	1,417,194	(7)	35.32%
Carolyn Corvi	Class B	—		—		—		—
John P. Jumper	Class B	326		—		326		—
Dennis W. LaBarre	Class B	9,424		—		9,424		0.23%
F. Joseph Loughrey	Class B	—		—		—		—
Alfred M. Rankin, Jr.	Class B	273,043	(8)	1,408,581	(8)	1,681,624	(8)	41.91%
Claiborne Rankin	Class B	123,760	(9)	1,362,363	(9)	1,486,123	(9)	37.04%
Michael E. Shannon	Class B	—		—		—		—
John M. Stropki	Class B	—		—		—		—
Britton T. Taplin	Class B	33,539		5,755	(10)	39,294	(10)	0.98%
Eugene Wong	Class B	5,812		—		5,812		0.14%
Kenneth C. Schilling	Class B	11,221		—		11,221		0.28%
Michael P. Brogan	Class B	—		—		—		—
Colin Wilson	Class B	—		—		—		—
Rajiv K. Prasad	Class B	—		—		—		—
All executive officers and directors as a group (25 persons)	Class B	496,885	(11)	1,478,059	(11)	1,974,944	(11)	49.22%

(1)	Less than 0.10%, except as otherwise indicated.

(2)
A Schedule 13D, which was filed with the SEC with respect to Class B Common and most recently amended on February 14, 2014, which is referred to as the Stockholders 13D, reported that, except for Hyster-Yale Materials Handling, Inc., the signatories to the stockholders' agreement, together in certain cases with trusts and custodianships, which are referred to collectively as the Signatories, may be deemed to be a “group” as defined under the Exchange Act, and therefore may be deemed as a group to beneficially own all of the Class B Common subject to the stockholders' agreement, which is an aggregate of 3,302,756 shares. The stockholders' agreement requires that each Signatory, prior to any conversion of such Signatory's shares of Class B Common into Class A Common or prior to any sale or transfer of Class B Common to any permitted transferee (under the terms of the Class B Common) who has not become a Signatory, offer such shares to all of the other Signatories on a pro-rata basis. A Signatory may sell or transfer all shares not purchased under the right of first refusal as long as they first are converted into Class A Common prior to their sale or transfer. The shares of Class B Common subject to the stockholders' agreement constituted 82.32% of the Class B Common outstanding on February 28, 2014 or 62.39% of the combined voting power of all Class A Common and Class B Common outstanding on such date. Certain Signatories own Class A Common, which is not subject to the stockholders' agreement. Under the stockholders' agreement, Hyster-Yale may, but is not obligated to, buy any of the shares of Class B Common not purchased by the Signatories following the trigger of the right of first refusal. The stockholders' agreement does not restrict in any respect how a Signatory may vote such Signatory's shares of Class B Common.

(3)
Beatrice B. Taplin has the sole power to vote and dispose of 680,523 shares of Class B Common held in trusts. The Stockholders 13D reported that the Class B Common beneficially owned by Beatrice B. Taplin is subject to the stockholders' agreement.

(4)
A Schedule 13D, which was filed with the SEC with respect to Class B Common and most recently amended on February 14, 2014, reported that Rankin I and the trusts holding limited partnership interests in Rankin I may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 605,986 shares of Class B Common held by Rankin I. Although Rankin I holds the 605,986 shares of Class B Common, it does not have any power to vote or dispose of such shares of Class B Common. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin I, share the power to vote such shares of Class B Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin I. Each of the trusts holding general and limited partnership interests in Rankin I share with each other the power to dispose of such shares. Under the terms of the Second Amended and Restated Limited Partnership Agreement of Rankin I, Rankin I may not dispose of Class B Common or convert Class B Common into Class A Common without the consent of the general partners owning more than 75% of the general partnership interests of Rankin I and the consent of the holders of more than 75% of all of the partnership interests of Rankin I. The Stockholders 13D reported that the Class B Common beneficially owned by Rankin I and each of the trusts holding limited partnership interests in Rankin I is also subject to the stockholders' agreement.

(5)
A Schedule 13D, which was filed with the SEC with respect to Class B Common and most recently amended on February 14, 2014, reported that the trusts holding limited partnership interests in Rankin IV may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 400,000 shares of Class B Common held by Rankin IV. Although Rankin IV holds the 400,000 shares of Class B Common, it does not have any power to vote or dispose of such shares of Class B Common. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin IV, share the power to vote such shares of Class B Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin IV. Each of the trusts holding general and limited partnership interests in Rankin IV share with each other the power to dispose of such shares. Under the terms of the Amended and Restated Limited Partnership Agreement of Rankin IV, Rankin IV may not dispose of Class B Common or convert Class B Common into Class A Common without the consent of the general partners owning more than 75% of the general partnership interests of Rankin IV and the consent of the holders of more than 75% of all of the partnership interests of Rankin IV. The Stockholders 13D reported that the Class B Common beneficially owned by Rankin IV and each of the trusts holding limited partnership interests in Rankin IV is also subject to the stockholders' agreement.

(6)
A Schedule 13D, which was filed with the SEC with respect to Class B Common and most recently amended on February 14, 2013, reported that Rankin Associates II, L.P., which is referred to as Associates, and the trusts holding limited partnership interests in Associates may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 338,295 shares of Class B Common held by Associates. Although Associates holds the 338,295 shares of Class B Common, it does not have any power to vote or dispose of such shares of Class B Common. RMI has the sole power to vote such shares and shares the power to dispose of such shares with the other individuals and entities holding limited partnership interests in Associates. RMI exercises such powers by action of its board of directors, which acts by majority vote and consists of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, the individual trusts of whom are the stockholders of RMI. Under the terms of the Limited Partnership Agreement of Associates, Associates may not dispose of Class B Common or convert Class B Common into Class A Common without the consent of RMI and the approval of the holders of more than 75% of all of the partnership interests of Associates. The Stockholders 13D reported that the Class B Common beneficially owned by Rankin IV and each of the trusts holding limited partnership interests in Rankin IV is also subject to the stockholders' agreement.

(7)
J.C. Butler, Jr. may be deemed to be a member of the group described in Note (6) above, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Associates. In addition, Mr. Butler may be deemed to be a member of a group described in notes (4) and (5) above, as defined under the Exchange Act, as a result of partnership interests in Rankin I and Rankin IV held by Mr. Butler's spouse. Mr. Butler, therefore, may be deemed to beneficially own, and share the power to vote and dispose of 605,986 shares of

Class B Common held by Rankin I, 338,295 shares of Class B Common held by Associates and 400,000 shares of Class B Common held by Rankin IV. The Stockholders 13D reported that the Class B Common beneficially owned by Associates, Rankin I and Rankin IV and each of the trusts holding limited partnership interests in Associates, Rankin I and Rankin IV is also subject to the stockholders' agreement. Included in the table above for Mr. Butler are 1,389,922 shares of Class B Common held by (a) members of Mr. Butler's family, (b) trusts for the benefit of members of Mr. Butler's family and (c) Rankin I, Associates and Rankin IV. Mr. Butler disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity. The Stockholders 13D reported that the Class B Common beneficially owned by J.C. Butler, Jr. is subject to the stockholders' agreement.

(8)
Alfred M. Rankin, Jr. may be deemed to be a member of the group described in Notes (4), (5) and (6) above, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin I, Rankin IV and Associates. Mr. Rankin, therefore, may be deemed to beneficially own, and share the power to vote and dispose of 605,986 shares of Class B Common held by Rankin I, 338,295 shares of Class B Common held by Associates and 400,000 shares of Class B Common held by Rankin IV. The Stockholders 13D reported that the Class B Common beneficially owned by Associates, Rankin I and Rankin IV and each of the trusts holding limited partnership interests in Associates, Rankin I and Rankin IV is also subject to the stockholders' agreement. Included in the table above for Mr. Rankin are 1,408,581 shares of Class B Common held by (a) members of Mr. Rankin's family, (b) trusts for the benefit of members of Mr. Rankin's family and (c) Rankin I, Associates and Rankin IV. Mr. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity. The Stockholders 13D reported that the Class B Common beneficially owned by Alfred M. Rankin, Jr. is subject to the stockholders' agreement.

(9)
Claiborne Rankin may be deemed to be a member of the group described in Notes (4), (5) and (6) above, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin I, Rankin IV and Associates. Mr. Rankin, therefore, may be deemed to beneficially own, and share the power to vote and dispose of 605,986 shares of Class B Common held by Rankin I, 338,295 shares of Class B Common held by Associates and 400,000 shares of Class B Common held by Rankin IV. The Stockholders 13D reported that the Class B Common beneficially owned by Associates, Rankin I and Rankin IV and each of the trusts holding limited partnership interests in Associates, Rankin I and Rankin IV is also subject to the stockholders' agreement. Included in the table above for Mr. Rankin are 1,362,363 shares of Class B Common held by (a) members of Mr. Rankin's family, (b) trusts for the benefit of members of Mr. Rankin's family and (c) Rankin I, Associates and Rankin IV. Mr. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity. The Stockholders 13D reported that the Class B Common beneficially owned by Claiborne Rankin is subject to the stockholders' agreement.

(10)
Britton T. Taplin is deemed to share with his spouse voting and investment power over 5,755 shares of Class B Common held by Mr. Taplin's spouse; however, Mr. Taplin disclaims beneficial ownership of such shares.

(11)
The aggregate amount of Class B Common beneficially owned by all executive officers and directors as a group and the aggregate amount of Class B Common beneficially owned by all executive officers and directors as a group for which they have shared voting or investment power include the shares of Class B Common of which Mr. Butler has disclaimed beneficial ownership in note (7) above, Mr. A. Rankin has disclaimed beneficial ownership in note (8) above, Mr. C. Rankin has disclaimed beneficial ownership in note (9) above and Mr. Taplin has disclaimed beneficial ownership in note (10) above.

Beatrice B. Taplin is the sister-in-law of Clara Taplin Rankin. Britton T. Taplin is the son of Beatrice B. Taplin, and a nephew of Clara Taplin Rankin. Clara Taplin Rankin is the mother of Alfred M. Rankin, Jr. and Claiborne Rankin. J.C. Butler, Jr., an executive officer of NACCO and a director of the Company, is the son-in-law of Alfred M. Rankin, Jr. The combined beneficial ownership of such persons shown in the foregoing tables equals 2,390,131 shares, or 18.65%, of the Class A Common and 2,616,196 shares, or 65.21%, of the Class B Common outstanding on February 28, 2014. The combined beneficial ownership of all our directors, together with Beatrice B. Taplin, and all of our executive officers whose beneficial ownership of Class A Common and Class B Common must be disclosed in the foregoing tables in accordance with Rule 13d-3 under the Exchange Act, equals 2,560,559 shares, or 19.98%, of the Class A Common and 2,655,467 shares, or 66.18%, of the Class B Common outstanding on February 28, 2014. Such shares of Class A Common and Class B Common together represent 55.00% of the combined voting power of all Class A Common and Class B Common outstanding on such date.

SUBMISSION OF STOCKHOLDER PROPOSALS
Proposals of stockholders intended to be eligible for inclusion in our Proxy Statement and form of proxy relating to our next annual meeting must be received at our executive offices on or before November 21, 2014. Such proposals must be addressed to the Company, 5875 Landerbrook Drive, Suite 300, Cleveland, Ohio 44124-4069, Attention: Secretary. Any stockholder intending to propose any matter at the next annual meeting but not intending for us to include the matter in our Proxy Statement and proxy related to the next annual meeting must notify us on or after December 21, 2014 but on or before January 20, 2015 of such intention in accordance with the procedures set forth in our Bylaws. If we do not receive such notice within that time frame, the notice will be considered untimely. Our proxy for the next annual meeting will grant authority to the persons named therein to exercise their voting discretion with respect to any matter of which we did not receive notice between December 21, 2014 and January 20, 2015. Notices should be submitted to the address set forth above.
COMMUNICATIONS WITH DIRECTORS
Our security holders and other interested parties may communicate with our Board of Directors as a group, with the non-management directors as a group, or with any individual director by sending written communications to Hyster-Yale Materials Handling, Inc., 5875 Landerbrook Drive, Suite 300, Cleveland, Ohio 44124-4069, Attention: Secretary. Complaints regarding accounting, internal accounting controls or auditing matters will be forwarded directly to the Chairman of the Audit Review Committee. All other communications will be provided to the individual director(s) or group of directors to whom they are addressed. Copies of all communications will be provided to all other directors; provided, however, that any such communications that are considered to be improper for submission to the intended recipients will not be provided to the directors. Examples of communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate, directly or indirectly, to our or our subsidiaries business or communications that relate to improper or irrelevant topics.
SOLICITATION OF PROXIES
We will bear the costs of soliciting proxies from our stockholders. In addition to the use of the mails, proxies may be solicited by our directors, officers and employees by personal interview, telephone or other forms of communication. Such directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Class A Common and Class B Common held of record by such persons, and we will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.
OTHER MATTERS
The directors know of no other matters which are likely to be brought before the meeting. The enclosed proxy card grants to the persons named in the proxy card the authority to vote in their best judgment regarding all other matters properly raised at the Annual Meeting.
Charles A. Bittenbender
Secretary
Cleveland, Ohio
March 21, 2014
It is important that the proxies be returned promptly. Stockholders who do not expect to attend the meeting are urged to fill out, sign, date and mail the enclosed form of proxy in the enclosed envelope, which requires no postage if mailed in the United States, or in the alternative, vote your shares electronically either over the internet (www.investorvote.com/HY) or by touch-tone telephone (1-800-652-8683). Stockholders who hold both Class A Common and Class B Common only have to fill out, sign, date and return the single enclosed form of proxy or vote once via the internet or telephone. For information on how to obtain directions to be able to attend the annual meeting and vote in person, please contact our Vice President, Deputy General Counsel at 5875 Landerbrook Drive, Suite 300, Cleveland, Ohio 44124-4069, or call (440) 449-9600 or email ir@hyster-yale.com.

HYSTER-YALE MATERIALS HANDLING

Admission Ticket

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Central Time, on May 6, 2014.

Vote by Internet

- Go to **www.investorvote.com/HY**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

01 - J.C. Butler, Jr.	02 - Carolyn Corvi	03 - John P. Jumper	04 - Dennis W. LaBarre
05 - F. Joseph Loughrey	06 - Alfred M. Rankin, Jr.	07 - Claiborne R. Rankin	08 - Michael E. Shannon
09 - John M. Stropki	10 - Britton T. Taplin	11 - Eugene Wong	

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **Mark here to vote FOR ALL EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01	02	03	04	05	06	07	08	09	10	11
☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐

	For	Against	Abstain
2. Proposal to confirm the appointment of the independent registered public accounting firm of the Company for the current fiscal year.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X

01S5MA

2014 Annual Meeting Admission Ticket

2014 Annual Meeting of
Hyster-Yale Materials Handling, Inc. Stockholders

May 7, 2014, 9:00 a.m. Local Time
Hyster-Yale Materials Handling, Inc.
5875 Landerbrook Dr., Cleveland, OH 44124

Upon arrival, please present this admission ticket and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Hyster-Yale Materials Handling, Inc.

Notice of 2014 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — May 7, 2014

John P. Jumper, Alfred M. Rankin, Jr. and Michael E. Shannon, or any of them, each with the full power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Hyster-Yale Materials Handling, Inc. to be held on May 7, 2014 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all the nominees listed and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)